Exhibit 99.2

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of ViaSat, Inc.:
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of ViaSat, Inc. and its subsidiaries at April 3, 2009 and March 28, 2008, and the results of their operations and their cash flows for each of the three years in the period ended April 3, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule (not presented herein) listed in the accompanying index appearing under Item 15(2) of the Company’s 2009 Annual Report on Form 10-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of April 3, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2009 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Notes 1 and 8 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2008. As discussed in Note 1 to the consolidated financial statements, the Company retrospectively changed the manner in which it accounts for noncontrolling interests effective April 4, 2009.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers, LLP
San Diego, California
May 27, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the manner in which the Company accounts for noncontrolling interests in consolidated subsidiaries discussed in Note 1 and presentation of guarantor condensed consolidating financial information discussed in Note 15, for which the date is April 1, 2010

VIASAT, INC.
CONSOLIDATED BALANCE SHEETS

	As of	As of
	April 3,	March 28,
	2009	2008
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$63,491	$125,176
Short-term investments	—	43
Accounts receivable, net	164,106	155,484
Inventories	65,562	60,326
Deferred income taxes	26,724	18,664
Prepaid expenses and other current assets	18,941	15,933

Total current assets	338,824	375,626

Property, equipment and satellite, net	170,225	64,693
Other acquired intangible assets, net	16,655	25,477
Goodwill	65,429	66,407
Other assets	31,809	18,891

Total assets	$622,942	$551,094

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,397	$52,317
Accrued liabilities	71,837	73,957
Payables to former stockholders of acquired business	200	1,101

Total current liabilities	135,434	127,375

Other liabilities	24,718	17,290

Total liabilities	160,152	144,665

Commitments and contingencies (Notes 10 and 11)

Stockholders’ equity:
ViaSat, Inc. stockholders’ equity
Series A, convertible preferred stock, $.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding at April 3, 2009 and March 28, 2008, respectively	—	—
Common stock, $.0001 par value, 100,000,000 shares authorized; 31,047,118 and 30,467,367 shares outstanding at April 3, 2009 and March 28, 2008, respectively	3	3
Paid-in capital	273,102	255,856
Retained earnings	187,471	149,140
Common stock held in treasury, 66,968 and 33,238 outstanding at April 3, 2009 and March 28, 2008, respectively	(1,701)	(1,034)
Accumulated other comprehensive (loss) income	(127)	175

Total ViaSat, Inc. stockholders’ equity	458,748	404,140

Noncontrolling interest in subsidiary	4,042	2,289

Total stockholders’ equity	462,790	406,429

Total liabilities and stockholders’ equity	$622,942	$551,094

See accompanying notes to the consolidated financial statements.

VIASAT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended
	April 3, 2009	March 28, 2008	March 30, 2007
	(In thousands, except per share data)
Revenues	$628,179	$574,650	$516,566
Operating expenses:
Cost of revenues	446,824	413,520	380,092
Selling, general and administrative	98,624	76,365	69,896
Independent research and development	29,622	32,273	21,631
Amortization of acquired intangible assets	8,822	9,562	9,502

Income from operations	44,287	42,930	35,445
Other income (expense):
Interest income	1,463	5,712	2,189
Interest expense	(509)	(557)	(448)

Income before income taxes	45,241	48,085	37,186

Provision for income taxes	6,794	13,521	6,755

Net income	38,447	34,564	30,431
Less: Net income attributable to the noncontrolling interest, net of tax	116	1,051	265

Net income attributable to ViaSat, Inc.	$38,331	$33,513	$30,166

Net income per share attributable to ViaSat, Inc. common stockholders:
Basic net income per share attributable to ViaSat, Inc. common stockholders	$1.25	$1.11	$1.06

Diluted net income per share attributable to ViaSat, Inc. common stockholders	$1.20	$1.04	$0.98

Shares used in computing basic net income per share	30,772	30,232	28,589

Shares used in computing diluted net income per share	31,884	32,224	30,893

See accompanying notes to the consolidated financial statements.

VIASAT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended
	April 3, 2009	March 28, 2008	March 30, 2007
	(In thousands)
Cash flows from operating activities:
Net income	$38,447	$34,564	$30,431
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	18,658	15,972	14,188
Amortization of intangible assets	9,952	12,069	12,667
Provision for bad debts	377	501	1,215
Deferred income taxes	(5,285)	488	(10,337)
Incremental tax benefits from stock-based compensation	(346)	(977)	(3,324)
Stock compensation expense	9,837	7,123	4,987
Other non-cash adjustments	373	894	827
Increase (decrease) in cash resulting from changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(9,103)	(16,014)	5,223
Inventories	(5,338)	(13,976)	5,239
Other assets	(2,653)	(4,077)	(8,919)
Accounts payable	1,740	1,216	(11,558)
Accrued liabilities	2,654	8,347	24,862
Other liabilities	2,629	2,173	1,240

Net cash provided by operating activities	61,942	48,303	66,741

Cash flows from investing activities:
Purchases of property, equipment and satellite	(117,194)	(22,765)	(15,452)
Payments related to acquisitions of businesses, net of cash acquired	(925)	(9,826)	(7,687)
Purchases of short-term investments held-to-maturity	—	(11,835)	—
Maturities of short-term investments held-to-maturity	—	11,835	117
Cash paid for patents, licenses and other assets	(8,028)	(2,582)	—

Net cash used in investing activities	(126,147)	(35,173)	(23,022)

Cash flows from financing activities:
Proceeds from issuance of common stock	6,742	8,388	14,475
Purchase of common stock in treasury	(667)	(1,034)	—
Proceeds from issuance of secured borrowing	—	—	4,720
Payment on secured borrowing	(4,720)	—	—
Proceeds from sale of stock of majority-owned subsidiary	1,500	—	—
Incremental tax benefits from stock-based compensation	346	977	3,324
Proceeds from line of credit	10,000	—	—
Payments on line of credit	(10,000)	—	—

Net cash provided by financing activities	3,201	8,331	22,519
Effect of exchange rate changes on cash	(681)	370	384

Net (decrease) increase in cash and cash equivalents	(61,685)	21,831	66,622
Cash and cash equivalents at beginning of year	125,176	103,345	36,723

Cash and cash equivalents at end of year	$63,491	$125,176	$103,345

Supplemental information:
Cash paid for interest	$413	$170	$541

Cash paid for income taxes, net	$13,287	$11,485	$11,565

Non-cash investing and financing activities:
Issuance of stock in satisfaction of a payable to former stockholders of an acquired business	$—	$5,631	$—
Issuance of payable in connection with acquisitions	$—	$800	$14,762
Issuance of common stock in connection with acquisitions	$—	$452	$29,605
See accompanying notes to the consolidated financial statements.

VIASAT, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
(In thousands, except share data)

	ViaSat, Inc. Stockholders
					Common Stock		Accumulated
	Common Stock				in Treasury		Other
	Number of		Paid-in	Retained	Number of		Comprehensive	Noncontrolling		Comprehensive
	Shares Issued	Amount	Capital	Earnings	Shares	Amount	Income (Loss)	Interest	Total	Income
Balance at March 31, 2006	27,594,549	$3	$177,680	$85,803	—	—	$(188)	$836	$264,134
Exercise of stock options	894,199	—	12,146	—	—	—	—	—	12,146
Stock issued in connection with acquisitions of businesses, net of issuance costs	1,138,304	—	29,605	—	—	—	—	—	29,605
Stock-based compensation expense	—	—	4,987	—	—	—	—	—	4,987
Tax benefit from exercise of stock options	—	—	5,946	—	—	—	—	—	5,946
Issuance of stock under Employee Stock Purchase Plan	106,344	—	2,329	—	—	—	—	—	2,329
Other noncontrolling interest activity	—	—	—	—	—	—	—	22	22
Net income	—	—	—	30,166	—	—	—	265	30,431	$30,431
Hedging transaction, net of tax	—	—	—	—	—	—	183	—	183	183
Foreign currency translation, net of tax	—	—	—	—	—	—	135	—	135	135

Comprehensive income										$30,749

Balance at March 30, 2007	29,733,396	$3	$232,693	$115,969	—	—	$130	$1,123	$349,918
Cumulative effect of adopting FIN 48	—	—	—	(342)	—	—	—	—	(342)
Exercise of stock options	386,189	—	5,701	—	—	—	—	—	5,701
Stock issued in connection with acquisitions of businesses, net of issuance costs	14,424	—	452	—	—	—	—	—	452
Stock issued as additional consideration in connection with acquisition of a business, net of issuance costs	170,763	—	5,631	—	—	—	—	—	5,631

	ViaSat, Inc. Stockholders
					Common Stock		Accumulated
	Common Stock				in Treasury		Other
	Number of		Paid-in	Retained	Number of		Comprehensive	Noncontrolling		Comprehensive
	Shares Issued	Amount	Capital	Earnings	Shares	Amount	Income (Loss)	Interest	Total	Income
Stock-based compensation expense	—	—	7,123	—	—	—	—	—	7,123
Tax benefit from exercise of stock options and release of restricted stock unit (RSU) awards	—	—	1,569	—	—	—	—	—	1,569
Issuance of stock under Employee Stock Purchase Plan	101,668	—	2,687	—	—	—	—	—	2,687
RSU awards vesting	94,165	—	—	—	—	—	—	—	—
Purchase of treasury shares pursuant to vesting of certain RSU agreements	—	—	—	—	(33,238)	$(1,034)	—	—	(1,034)
Other noncontrolling interest activity	—	—	—	—	—	—	—	115	115
Net income	—	—	—	33,513	—	—	—	1,051	34,564	$34,564
Foreign currency translation, net of tax	—	—	—	—	—	—	45	—	45	45

Comprehensive income										$34,609

Balance at March 28, 2008	30,500,605	$3	$255,856	$149,140	(33,238)	$(1,034)	$175	$2,289	$406,429
Exercise of stock options	337,276	—	3,619	—	—	—	—	—	3,619
Stock-based compensation expense	—	—	9,837	—	—	—	—	—	9,837
Tax benefit from exercise of stock options and release of restricted stock unit (RSU) awards	—	—	667	—	—	—	—	—	667
Issuance of stock under Employee Stock Purchase Plan	182,024	—	3,123	—	—	—	—	—	3,123
RSU awards vesting	94,181	—	—	—	—	—	—	—	—

	ViaSat, Inc. Stockholders
					Common Stock		Accumulated
	Common Stock				in Treasury		Other
	Number of		Paid-in	Retained	Number of		Comprehensive	Noncontrolling		Comprehensive
	Shares Issued	Amount	Capital	Earnings	Shares	Amount	Income (Loss)	Interest	Total	Income
Purchase of treasury shares pursuant to vesting of certain RSU agreements	—	—	—	—	(33,730)	(667)	—	—	(667)
Majority-owned subsidiary stock issuance	—	—	—	—	—	—	—	1,500	1,500
Other noncontrolling interest activity	—	—	—	—	—	—	—	137	137
Net income	—	—	—	38,331	—	—	—	116	38,447	$38,447
Foreign currency translation, net of tax	—	—	—	—	—	—	(302)	—	(302)	(302)

Comprehensive income										$38,145

Balance at April 3, 2009	31,114,086	$3	$273,102	$187,471	(66,968)	$(1,701)	$(127)	$4,042	$462,790

See accompanying notes to the consolidated financial statements.

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — The Company and a Summary of Its Significant Accounting Policies
     The company
     ViaSat, Inc. (the “Company”) designs, produces and markets innovative satellite and other wireless communication and networking systems.
     Principles of consolidation
     The Company’s consolidated financial statements include the assets, liabilities and results of operations of TrellisWare Technologies, Inc., a majority-owned subsidiary of ViaSat. All significant intercompany amounts have been eliminated.
     The Company’s fiscal year is the 52 or 53 weeks ending on the Friday closest to March 31 of the specified year. For example, references to fiscal year 2009 refer to the fiscal year ending on April 3, 2009. The Company’s quarters for fiscal year 2009 ended on June 27, 2008, October 3, 2008, January 2, 2009 and April 3, 2009. This results in a 53 week fiscal year approximately every four to five years. Fiscal year 2009 was a 53 week year, compared with a 52 week year in fiscal year 2008. As a result of the shift in the fiscal calendar, the second quarter of fiscal year 2009 included an additional week. The Company does not believe that the extra week results in any material impact on its financial results.
     Certain prior period amounts have been reclassified to conform to the current period presentation.
     During the Company’s fiscal years 2007 and 2008, the Company completed the acquisitions of Enerdyne Technologies, Inc. (Enerdyne), Intelligent Compression Technologies, Inc. (ICT) and JAST, S.A. (JAST). The acquisitions were accounted for as purchases and accordingly, the operating results of Enerdyne, ICT and JAST have been included from the dates of acquisition in the Company’s consolidated financial statements.
     Management estimates and assumptions
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Estimates have been prepared on the basis of the most current and best available information and actual results could differ from those estimates. Significant estimates made by management include revenue recognition, stock-based compensation, self-insurance reserves, allowance for doubtful accounts, warranty accrual, valuation of goodwill and other intangible assets, patents, orbital slots and orbital licenses, software development, property, equipment and satellite, long-lived assets, income taxes and valuation allowance on deferred tax assets.
     Cash equivalents
     Cash equivalents consist of highly liquid investments with original maturities of 90 days or less.
     Short-term investments
     The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115 (SFAS 115), “Accounting for Certain Investments in Debt and Equity Securities.” The Company determines the appropriate classification of all marketable securities as held-to-maturity, available-for-sale or trading at the time of purchase and re-evaluates such classification as of each balance sheet date. Throughout fiscal years 2009 and 2008, marketable securities consisted primarily of commercial paper with original maturities greater than 90 days at the date of purchase but less than one year. At April 3, 2009 the Company held no short-term investments. At March 28, 2008, the Company held investments in investment grade debt securities.

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Management determines the appropriate classification of its investments in debt securities at the time of purchase and has designated all of its investments as held-to-maturity. Accordingly, the Company had recorded the related amounts at amortized cost as it had the intent and ability to hold the securities to maturity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts from the date of purchase to maturity. Such amortization is included in interest income as an addition to or deduction from the coupon interest earned on the investments. The Company had no short-term investments as of April 3, 2009. The amortized cost of the Company’s marketable securities approximated the fair value at March 28, 2008 and totaled less than $0.1 million.
     The Company regularly monitors and evaluates the realizable value of its marketable securities. When assessing marketable securities for other-than-temporary declines in value, the Company considers factors including: how significant the decline in value is as a percentage of the original cost, how long the market value of the investment has been less than its original cost, the performance of the investee’s stock price in relation to the stock price of its competitors within the industry, expected market volatility and the market in general, any news or financial information that has been released specific to the investee and the outlook for the overall industry in which the investee operates. If events and circumstances indicate that a decline in the value of these assets has occurred and is other-than-temporary, the Company records a charge to interest income. No such charges were incurred in fiscal year 2009 and fiscal year 2008.
     Accounts receivable and unbilled accounts receivable
     The Company records receivables at net realizable value including an allowance for estimated uncollectible accounts. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of customer accounts. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, the age of accounts receivable balances and current economic conditions that may affect a customer’s ability to pay. Amounts determined to be uncollectible are charged or written off against the reserve.
     Unbilled receivables consist of costs and fees earned and billable on contract completion or other specified events. Unbilled receivables are generally expected to be collected within one year.
     Concentration of risk
     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash equivalents, short-term investments, and trade accounts receivable which are generally not collateralized. The Company limits its exposure to credit loss by placing its cash equivalents and short-term investments with high credit quality financial institutions and investing in high quality short-term debt instruments. The Company establishes customer credit policies related to its accounts receivable based on historical collection experiences within the various markets in which the Company operates, number of days the accounts are past due and any specific information that the Company becomes aware of such as bankruptcy or liquidity issues of customers.
     Revenues from the United States government comprised 36.0%, 30.4% and 30.9% of total revenues for fiscal years 2009, 2008 and 2007, respectively. Billed accounts receivable to the United States government as of April 3, 2009 and March 28, 2008 were 27.7% and 24.5%, respectively, of total billed receivables. In addition, two commercial customers comprised 10.3% and 7.8% of total revenues for fiscal year 2009, 6.7% and 8.9% of total revenues for fiscal year 2008, and 7.7% and 15.9% of total revenues for fiscal year 2007, respectively. Billed accounts receivable for these two commercial customers as of April 3, 2009 were 9.8% and 6.6% and as of March 28, 2008 were 5.4% and 13.1%, respectively, of total billed receivables. No other customer accounted for at least 10% of total revenues. The Company’s five largest contracts generated approximately 34.8%, 44.1% and 46.4% of the Company’s total revenues for the fiscal years ended April 3, 2009, March 28, 2008 and March 30, 2007, respectively.
     The Company relies on a limited number of contract manufacturers to produce its products.
     Inventory
     Inventory is valued at the lower of cost or market, cost being determined by the weighted average cost method.

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Property, equipment and satellite
     Equipment, computers and software, furniture and fixtures and the Company’s satellite under construction are recorded at cost, net of accumulated depreciation. The Company generally computes depreciation using the straight-line method over the estimated useful lives of the assets ranging from two to eleven years. Leasehold improvements are capitalized and amortized using the straight-line method over the shorter of the lease term or the life of the improvement. Additions to property, equipment and satellite, together with major renewals and betterments, are capitalized. Maintenance, repairs and minor renewals and betterments are charged to expense. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is recognized.
     Satellite construction costs, including launch services and insurance, are generally procured under long-term contracts that provide for payments over the contract periods and are capitalized as incurred.
     Goodwill and intangible assets
     SFAS 141, “Business Combinations,” requires that all business combinations be accounted for using the purchase method. SFAS 141 also specifies criteria for recognizing and reporting intangible assets apart from goodwill; however, acquired workforce must be recognized and reported in goodwill. SFAS 142, “Goodwill and Other Intangible Assets,” requires that intangible assets with an indefinite life should not be amortized until their life is determined to be finite, and all other intangible assets must be amortized over their useful life. SFAS 142 prohibits the amortization of goodwill and indefinite-lived intangible assets, but instead requires these assets to be tested for impairment in accordance with the provisions of SFAS 142 at least annually and more frequently upon the occurrence of specified events. In addition, all goodwill must be assigned to reporting units for purposes of impairment testing.
     Patents, orbital slots and orbital licenses
     The Company capitalizes the costs of obtaining or acquiring patents, orbital slots and orbital licenses. Amortization is provided for by the straight-line method over the shorter of the legal or estimated economic life. Patent filing, orbital slot and orbital license costs, which are included in other assets, were $4.4 million and $3.4 million at April 3, 2009 and March 28, 2008, respectively. Accumulated amortization was $0.2 million as of April 3, 2009 and March 28, 2008, respectively. Amortization expense was less than $0.1 million for each of the fiscal years ended April 3, 2009, March 28, 2008 and March 30, 2007, respectively. If a patent, orbital slot and orbital license is rejected, abandoned or otherwise invalidated, the unamortized cost is expensed in that period. During fiscal year 2009, fiscal year 2008 and fiscal year 2007, the Company did not write off any costs due to abandonment or impairment.
     Software development
     Costs of developing software for sale are charged to research and development expense when incurred, until technological feasibility has been established. Software development costs incurred from the time technological feasibility is reached until the product is available for general release to customers are capitalized and reported at the lower of unamortized cost or net realizable value. Once the product is available for general release, the software development costs are amortized based on the ratio of current to future revenue for each product with an annual minimum equal to straight-line amortization over the remaining estimated economic life of the product not to exceed five years. The Company capitalized $0.7 million of costs related to software developed for resale for fiscal year ended April 3, 2009. The Company capitalized no costs related to software development for resale for the fiscal years ended March 28, 2008 and March 30, 2007. Amortization expense of software development costs was $1.1 million for fiscal year 2009, $2.5 million for fiscal year 2008 and $3.1 million for fiscal year 2007.
     Impairment of long-lived assets (property, equipment, and satellite, and other intangible assets)
     In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company assesses potential impairments to long-lived assets, including property, equipment and satellite, and other intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized when the undiscounted cash flows expected to be generated by an asset (or group of assets) is less than its carrying value. Any required impairment loss would be measured as the amount by which the asset’s carrying value exceeds its fair value, and would be recorded as a reduction in the carrying value of the related asset and charged to results of operations. No such impairments have been identified by the Company as of April 3, 2009.

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Impairment of goodwill
     The Company accounts for its goodwill under SFAS 142. The SFAS 142 goodwill impairment model is a two-step process. First, it requires a comparison of the book value of net assets to the fair value of the reporting units that have goodwill assigned to them. If the fair value is determined to be less than book value, a second step is performed to compute the amount of the impairment. In this process, a fair value for goodwill is estimated, based in part on the fair value of the reporting unit used in the first step, and is compared to its carrying value. The shortfall of the value below carrying value represents the amount of goodwill impairment. In accordance with SFAS 142 the Company tests goodwill for impairment during the fourth quarter every fiscal year, and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist.
     The Company estimates the fair values of the related reporting units using discounted cash flows and other indicators of fair value. The forecast of future cash flows is based on the Company’s best estimate of the future revenues and operating costs, based primarily on existing firm orders, expected future orders, contracts with suppliers, labor agreements and general market conditions. Changes in these forecasts could cause a particular reporting unit to either pass or fail the first step in the SFAS 142 goodwill impairment model, which could significantly influence whether goodwill impairment needs to be recorded.
     The cash flow forecasts are adjusted using an appropriate discount rate and other indicators of fair value.
     Acquisitions
     On August 2, 2007, the Company completed the acquisition of all of the outstanding capital stock of JAST, a Switzerland based, privately-held developer of microwave circuits and antennas for terrestrial and satellite applications, specializing in small, low-profile antennas for mobile satellite communications. The acquisition was accounted for as a purchase and accordingly, the consolidated financial statements include the operating results of JAST from the date of acquisition in the Company’s commercial networks segment.
     On February 16, 2007, the Company completed the acquisition of all of the outstanding capital stock of ICT, a privately-held provider of data compression techniques, advanced transport protocols and application optimization to increase the speeds of either narrowband or broadband terrestrial, wireless or satellite services to corporations, internet service providers (ISPs) and satellite/wireless carriers. The acquisition was accounted for as a purchase and accordingly, the consolidated financial statements include the operating results of ICT from the date of acquisition in the Company’s commercial networks segment.
     On June 20, 2006, the Company completed the acquisition of all of the outstanding capital stock of Enerdyne, a privately-held provider of innovative data link equipment and digital video systems for defense and intelligence markets, including UAV and other airborne and ground based applications. The acquisition was accounted for as a purchase and accordingly, the consolidated financial statements include the operating results of Enerdyne from the date of acquisition in the Company’s government systems segment.
     Warranty reserves
     The Company provides limited warranties on its products for periods of up to five years. The Company records a liability for its warranty obligations when products are shipped or they are included in long-term construction contracts based upon an estimate of expected warranty costs. Amounts expected to be incurred within twelve months are classified as a current liability.
     Fair value of financial instruments
     The carrying amounts of the Company’s financial instruments, including cash equivalents, short-term investments, trade receivables, accounts payable and accrued liabilities, approximate their fair values due to their short-term maturities. The estimated fair value of the Company’s long-term secured borrowing is determined by using available market information for those securities or similar financial instruments.
     Payable to former stockholders of acquired business
     On August 2, 2007, in connection with the terms of the Company’s JAST acquisition, the Company recorded an obligation to pay the remaining portion of the initial purchase price of approximately $0.8 million on the first anniversary of the closing date, of which $0.5

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
million was payable in cash and $0.3 million was payable in stock or cash, at the Company’s election. Accordingly, in August 2008, the Company paid approximately $0.8 million in cash to the former stockholders of JAST.
     As of April 3, 2009, in connection with the Company’s acquisition of JAST, the Company owed $0.2 million in additional consideration to the former stockholders of JAST, which was accrued and recorded as additional goodwill in the commercial networks segment as of April 3, 2009. Accordingly, On April 30, 2009, the Company paid $0.2 million of additional cash consideration to the former stockholders of JAST.
     As of March 30, 2007, in connection with the Company’s Enerdyne acquisition and under the terms of the Enerdyne acquisition agreement, the Company owed an additional consideration amount to the former Enerdyne stockholders in the amount of $5.9 million, which was accrued and recorded as additional goodwill in the government systems segment as of March 30, 2007. The $5.9 million was payable in cash and stock in accordance with certain terms of the agreement, in May 2007. Accordingly, on May 3, 2007, the Company paid $5.9 million of additional consideration to the former stockholders of Enerdyne, which was comprised of 170,763 shares of common stock and approximately $0.3 million in cash.
     On May 23, 2006, in connection with the Company’s ECC acquisition, the Company agreed under the terms of the ECC acquisition agreement to pay the maximum additional consideration amount to the former ECC stockholders in the amount of $9.0 million, which was accrued as of March 30, 2007. The $9.0 million was payable in cash or stock, at the Company’s option, in May 2007. Accordingly, on May 30, 2007, the Company paid approximately $9.0 million of additional cash consideration to the former stockholders of ECC. The additional purchase price consideration of $9.0 million was recorded as additional goodwill in the commercial networks segment in the first quarter of fiscal year 2007.
     Self-insurance liabilities
     The Company has a self-insurance plan to retain a portion of the exposure for losses related to employee medical benefits. The Company also has a self-insurance plan for a portion of the exposure for losses related to workers’ compensation costs. The self-insurance policies provide for both specific and aggregate stop-loss limits. The Company utilizes internal actuarial methods, as well as other historical information for the purpose of estimating ultimate costs for a particular policy year. Based on these actuarial methods, along with currently available information and insurance industry statistics, the Company recorded self-insurance liabilities as of April 3, 2009 and March 28, 2008 of $1.4 million and $1.1 million, respectively. The Company’s estimate, which is subject to inherent variability, is based on average claims experience in the Company’s industry and its own experience in terms of frequency and severity of claims, including asserted and unasserted claims incurred but not reported, with no explicit provision for adverse fluctuation from year to year. This variability may lead to ultimate payments being either greater or less than the amounts presented above. Self-insurance liabilities have been classified as current in accordance with the estimated timing of the projected payments.
     Secured borrowings
     Occasionally, the Company enters into secured borrowing arrangements in connection with customer financing in order to provide additional sources of funding. As of April 3, 2009, the Company had no secured borrowing arrangements. As of March 28, 2008, the Company had one secured borrowing arrangement, under which the Company pledged a note receivable from a customer to serve as collateral for the obligation under the borrowing arrangement. In the first quarter of fiscal year 2009, the Company paid all obligations related to its secured borrowing totaling $4.7 million plus accrued interest.
     During fiscal year 2008, due to the customer’s payment default under the note receivable, the Company wrote down the note receivable by approximately $5.3 million related to the principal and interest accrued to date. Pursuant to a notes receivable insurance arrangement which provides for the recovery of certain principal and interest amounts on the note, the Company had recorded a current asset of approximately $4.5 million as of March 28, 2008. During the fourth quarter of fiscal year 2009, the Company entered into certain agreements with the note receivable insurance carrier providing the Company approximately $1.7 million in cash payments. Additionally, pursuant to these agreements, the Company reclassified the balance of the note receivable insurance agreement as a current asset of approximately $1.7 million and a long-term asset of approximately $1.5 million as of April 3, 2009.

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Indemnification provisions
     In the ordinary course of business, the Company includes indemnification provisions in certain of its contracts, generally relating to parties with which the Company has commercial relations. Pursuant to these agreements, the Company will indemnify, hold harmless and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party, including but not limited to losses relating to third-party intellectual property claims. To date, there have not been any costs incurred in connection with such indemnification clauses. The Company’s insurance policies do not necessarily cover the cost of defending indemnification claims or providing indemnification, so if a claim was filed against the Company by any party the Company has agreed to indemnify, the Company could incur substantial legal costs and damages. A claim would be accrued when a loss is considered probable and the amount can be reasonably estimated. At April 3, 2009 and March 28, 2008, no such amounts were accrued.
     Noncontrolling interest
      A noncontrolling interest, previously referred to as minority interest, represents the equity interest in a subsidiary that is not attributable, either directly or indirectly, to the Company and is reported as equity of the Company, separately from the Company’s controlling interest. Revenues, expenses, gains, losses, net income or loss and other comprehensive income are reported in the condensed consolidated financial statements at the consolidated amounts, which include the amounts attributable to both the controlling and noncontrolling interest.
      In April 2008, the Company’s majority-owned subsidiary, TrellisWare, issued additional shares of preferred stock in which the Company invested $1.8 million in order to retain a constant ownership interest. As a result of the transaction, TrellisWare also received $1.5 million in cash proceeds from the issuance of preferred stock to its other principal stockholders.
     Common stock held in treasury
     During fiscal years 2009 and 2008, the Company delivered 94,181 and 94,165 shares, respectively, of common stock based on the vesting terms of certain restricted stock unit agreements. In order for employees to satisfy minimum statutory employee tax withholding requirements related to the delivery of common stock underlying these restricted stock unit agreements, the Company repurchased 33,730 and 33,238 shares of common stock with a total value of $0.7 million and $1.0 million during fiscal year 2009 and fiscal year 2008, respectively. Repurchased shares of common stock of 66,968 and 33,238 were held in treasury as of April 3, 2009 and March 28, 2008, respectively.
     Derivatives
     On January 3, 2009, the beginning of the Company’s fourth quarter of fiscal year 2009, the Company adopted the disclosure requirement of SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133,” which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on the Company’s financial position, financial performance, and cash flows. The Company adopted SFAS 161 in the fourth quarter of fiscal year 2009 without a material impact to its disclosures.
     The Company enters into foreign currency forward and option contracts to hedge certain forecasted foreign currency transactions. Gains and losses arising from foreign currency forward and option contracts not designated as hedging instruments are recorded in interest income (expense) as gains (losses) on derivative instruments. Gains and losses arising from the effective portion of foreign currency forward and option contracts that are designated as cash-flow hedging instruments are recorded in accumulated other comprehensive income (loss) as unrealized gains (losses) on derivative instruments until the underlying transaction affects the Company’s earnings at which time they are then recorded in the same income statement line as the underlying transaction.
     In fiscal years 2009, 2008 and 2007, the Company settled certain foreign exchange contracts and recognized a loss of $0.3 million, a gain of $0.2 million and a loss of $0.1 million, respectively, recorded in cost of revenues based on the nature of the underlying transactions. The Company had no foreign currency forward contracts outstanding at April 3, 2009 and March 28, 2008.

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Foreign currency
     In general, the functional currency of a foreign operation is deemed to be the local country’s currency. Consequently, assets and liabilities of operations outside the United States are generally translated into United States dollars, and the effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) within stockholders’ equity.
     Revenue recognition
     A substantial portion of the Company’s revenues are derived from long-term contracts requiring development and delivery of complex equipment built to customer specifications. Sales related to long-term contracts are accounted for under the percentage-of-completion method of accounting under the American Institute of Certified Public Accountants’ Statement of Position 81-1 (SOP 81-1), “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” Sales and earnings under these contracts are recorded either based on the ratio of actual costs incurred to date to total estimated costs expected to be incurred related to the contract or as products are shipped under the units-of-delivery method. Anticipated losses on contracts are recognized in full in the period in which losses become probable and estimable. Changes in estimates of profit or loss on contracts are included in earnings on a cumulative basis in the period the estimate is changed. In fiscal years 2009, 2008 and 2007, the Company recorded losses of approximately $5.4 million, $7.9 million and $4.5 million, respectively, related to loss contracts.
     The Company also has contracts and purchase orders where revenue is recorded on delivery of products in accordance with Staff Accounting Bulletin (SAB) No. 104 (SAB 104). In this situation, contracts and customer purchase orders are used to determine the existence of an arrangement. Shipping documents and customer acceptance, when applicable, are used to verify delivery. The Company assesses whether the sales price is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment, and assesses collectability based primarily on the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer’s payment history.
     When a sale involves multiple elements, such as sales of products that include services, the entire fee from the arrangement is allocated to each respective element based on its relative fair value in accordance with Emerging Issues Task Force 00-21 (EITF 00-21), “Accounting for Multiple Element Revenue Arrangements,” and recognized when the applicable revenue recognition criteria for each element have been met. The amount of product and service revenue recognized is impacted by the Company’s judgments as to whether an arrangement includes multiple elements and, if so, whether sufficient objective and reliable evidence of fair value exists for those elements. Changes to the elements in an arrangement and the Company’s ability to establish evidence for those elements could affect the timing of the revenue recognition.
     In accordance with EITF 00-10, “Accounting for Shipping and Handling Fees and Costs,” the Company records shipping and handling costs billed to customers as a component of revenues, and shipping and handling costs incurred by the Company for inbound and outbound freight are recorded as a component of cost of revenues.
     Collections in excess of revenues represent cash collected from customers in advance of revenue recognition and are recorded as an accrued liability.
     Contract costs on United States government contracts, including indirect costs, are subject to audit and negotiations with United States government representatives. These audits have been completed and agreed upon through fiscal year 2002. Contract revenues and accounts receivable are stated at amounts which are expected to be realized upon final settlement.
     Stock-based payments
     Under SFAS 123R, “Share-Based Payment,” stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period. The Company has no awards with market or performance conditions. The Company adopted the provisions of SFAS 123R using a modified prospective application. The valuation provisions of SFAS 123R apply to new awards and to awards that are outstanding on the effective date, which are subsequently modified or cancelled. Estimated compensation expense for awards outstanding at the effective date will be recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes under FAS 123, “Accounting for Stock-Based Compensation.”

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     On April 3, 2009, the Company had one principal equity compensation plan and employee stock purchase plan described below. The compensation cost that has been charged against income for the equity plan under SFAS 123R was $8.7 million, $6.3 million and $3.1 million, and for the stock purchase plan was $1.1 million, $0.8 million and $0.8 million, for the fiscal years ended April 3, 2009, March 28, 2008 and March 30, 2007, respectively. The total income tax benefit recognized in the income statement for stock-based compensation arrangements under SFAS 123R was $3.5 million, $2.6 million and $1.3 million for fiscal years 2009, 2008 and 2007, respectively. There was no compensation cost capitalized as part of inventory and fixed assets for fiscal years 2009, 2008 and 2007.
     As of April 3, 2009, there was total unrecognized compensation cost related to unvested stock-based compensation arrangements granted under the Equity Participation Plan (including stock options and restricted stock units) and the Employee Stock Purchase Plan of $19.6 million and $0.3 million, respectively. These costs are expected to be recognized over a weighted average period of 2.1 years, 2.8 years and less than six months for stock options, restricted stock units and the Employee Stock Purchase Plan, respectively. The total fair value of shares vested during the fiscal years ended April 3, 2009, March 28, 2008 and March 30, 2007, including stock options and restricted stock units, was $6.3 million, $6.8 million and $3.5 million, respectively.
     Stock options and employee stock purchase plan. The Company’s employee stock options have simple vesting schedules typically ranging from three to five years. The weighted average estimated fair value of employee stock options granted and employee stock purchase plan shares issued during the fiscal year 2009 was $7.24 and $6.70 per share, respectively, during fiscal year 2008 was $10.00 and $8.66 per share, respectively, and during the fiscal year 2007 was $11.99 and $7.03 per share, respectively, using the Black-Scholes model with the following weighted average assumptions (annualized percentages):

	Employee Stock			Employee Stock
	Options			Purchase Plan
	2009	2008	2007	2009	2008	2007
Volatility	38.9%	38.9%	48.0%	54.6%	37.1%	34.5%
Risk-free interest rate	2.7%	3.7%	4.8%	1.2%	4.1%	5.2%
Dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Weighted average expected life	4.1 years	4.2 years	4.5 years	0.5 years	0.5 years	0.5 years
     The Company’s expected volatility is a measure of the amount by which our stock price is expected to fluctuate over the expected term of the stock-based award. The estimated volatilities for stock options are based on the historical volatility calculated using the daily stock price of our stock over a recent historical period equal to the expected term. The risk-free interest rate that the Company uses in determining the fair value of its stock-based awards is based on the implied yield on United States Treasury zero-coupon issues with remaining terms equivalent to the expected term of its stock-based awards.
     The expected life of employee stock options represents the calculation using the simplified method consistent with the guidance in the SEC’s SAB 107, “Share-Based Payment.” In December 2007, the SEC issued SAB 110, “Year-End Help For Expensing Employee Stock Options,” to amend the SEC’s views discussed in SAB 107 regarding the use of the simplified method in developing an estimate of the expected life of stock options in accordance with SFAS 123R. Due to significant changes in the Company’s option terms in October of 2006, the Company will continue to use the simplified method until it has the historical data necessary to provide a reasonable estimate of expected life in accordance with SAB 107, as amended by SAB 110. For the expected option life, the Company has what SAB 107 defines as “plain-vanilla” stock options, and therefore used a simple average of the vesting period and the contractual term for options as permitted by SAB 107. The expected term or life of employee stock purchase rights issued represents the expected period of time from the date of grant to the estimated date that the stock purchase right under our Employee Stock Purchase Plan would be fully exercised.
     A summary of employee stock option activity for fiscal year 2009 is presented below:

		Weighted Average	Weighted Average
	Number of	Exercise Price	Remaining	Aggregate Intrinsic
	Shares	per Share	Contractual Term	Value (In thousands)
Outstanding at March 28, 2008	5,641,225	$19.63
Options granted	280,800	21.04
Options canceled	(135,700)	24.86
Options exercised	(337,276)	10.73

Outstanding at April 3, 2009	5,449,049	$20.12	3.60	$20,970

Vested and exercisable at April 3, 2009	4,580,935	$19.19	3.46	$20,177

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     The total intrinsic value of stock options exercised during the fiscal years 2009, 2008 and 2007 was $3.9 million, $6.8 million and $15.1 million, respectively.
     Restricted stock units. Restricted stock units represent a right to receive shares of common stock at a future date determined in accordance with the participant’s award agreement. There is no exercise price and no monetary payment required for receipt of restricted stock units or the shares issued in settlement of the award. Instead, consideration is furnished in the form of the participant’s services to the Company. Restricted stock units generally vest over four years. Compensation cost for these awards is based on the fair value on the date of grant and recognized as compensation expense on a straight-line basis over the requisite service period. For fiscal years 2009, 2008 and 2007 the Company recognized $4.8 million, $2.4 million and $1.2 million, respectively, in stock-based compensation expense related to these restricted stock unit awards. At April 3, 2009, there was $13.2 million remaining in unrecognized compensation expense related to these awards, which is expected to be recognized over a weighted average period of 2.8 years.
     The per unit weighted average grant date fair value of restricted stock units granted during fiscal years 2009, 2008 and 2007 was $20.41, $25.66 and $26.15, respectively. A summary of restricted stock unit activity for fiscal year 2009 is presented below:

		Weighted Average
		Remaining
	Restricted Stock	Contractual Term in	Aggregate Intrinsic
	Units	Years	Value (In thousands)
Outstanding at March 28, 2008	300,909
Awarded	637,200
Forfeited	(29,717)
Released	(94,181)

Outstanding at April 3, 2009	814,211	1.53	$18,572

Vested and deferred at April 3, 2009	4,585	—	$105
     During fiscal year 2009, 94,181 restricted stock units vested with a total intrinsic value of $1.9 million. During fiscal year 2008, 94,165 restricted stock units vested with a total intrinsic value of $2.9 million. As of March 30, 2007, there were no restricted stock units vested, therefore, the total intrinsic value of vested restricted stock units during the fiscal year 2007 was $0.
     As stock-based compensation expense recognized in the consolidated statement of operations for the fiscal years 2009 and 2008 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
     Total stock-based compensation expense recognized in accordance with SFAS 123R was as follows:

	Fiscal Year Ended	Fiscal Year Ended	Year Ended
	April 3, 2009	March 28, 2008	March 30, 2007
	(In thousands, except per share data)
Stock-based compensation expense before taxes	$9,837	$7,123	$4,987
Related income tax benefits	(3,518)	(2,557)	(1,764)

Stock-based compensation expense, net of taxes	$6,319	$4,566	$3,223

     For the year ended March 30, 2007, the impact of stock-based compensation expense on basic and diluted earnings per share was $0.11 and $0.10, respectively.
     For fiscal years 2009, 2008 and 2007, the Company recorded incremental tax benefits from stock options exercised and restricted stock unit award vesting of $0.3 million, $1.0 million and $3.3 million, respectively, which is classified as part of cash flows from financing activities in the consolidated statements of cash flows.

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Independent research and development
     Independent research and development, which is not directly funded by a third party, is expensed as incurred. Independent research and development expenses consist primarily of salaries and other personnel-related expenses, supplies, prototype materials and other expenses related to research and development programs.
     Rent expense, deferred rent obligations and deferred lease incentives
     The Company leases all of its facilities under operating leases. Some of these lease agreements contain tenant improvement allowances funded by landlord incentives, rent holidays and rent escalation clauses. Accounting principles generally accepted in the United States require rent expense to be recognized on a straight-line basis over the lease term. The difference between the rent due under the stated periods of the lease compared to that of the straight-line basis is recorded as deferred rent within accrued and other long-term liabilities in the consolidated balance sheet.
     For purposes of recognizing landlord incentives and minimum rental expenses on a straight-line basis over the terms of the leases, the Company uses the date that it obtains the legal right to use and control the leased space to begin amortization, which is generally when the Company enters the space and begins to make improvements in preparation of occupying new space. For tenant improvement allowances funded by landlord incentives and rent holidays, the Company records a deferred lease incentive liability in accrued and other long-term liabilities on the consolidated balance sheet and amortizes the deferred liability as a reduction to rent expense on the consolidated statement of operations over the term of the lease.
     Certain lease agreements contain rent escalation clauses which provide for scheduled rent increases during the lease term or for rental payments commencing at a date other than the date of initial occupancy. Such “stepped” rent expense is recorded in the consolidated statement of operations on a straight-line basis over the lease term.
     At April 3, 2009 and March 28, 2008, deferred rent included in accrued liabilities in our consolidated balance sheets was $0.4 million and $0.3 million, respectively, and deferred rent included in other long-term liabilities in our consolidated balance sheets was $6.2 million and $4.4 million, respectively.
     Income taxes
     On March 31, 2007, the Company adopted the provisions of FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No.109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Our policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense.
     Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future tax consequences resulting from differences in the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credit and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred income tax expense (benefit) is the net change during the year in the deferred income tax asset or liability.
     Earnings per share
     Basic earnings per share is computed based upon the weighted average number of common shares outstanding during the period. Diluted earnings per share is based upon the weighted average number of common shares outstanding and potential common stock, if dilutive during the period. Potential common stock includes options granted and restricted stock units awarded under the Company’s

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
equity compensation plan which are included in the earnings per share calculations using the treasury stock method, common shares expected to be issued under the Company’s employee stock purchase plan, other conditions denoted in the Company’s agreements with the predecessor stockholders of certain acquired companies at April 3, 2009, March 28, 2008 and March 30, 2007, and shares potentially issuable under the amended ViaSat 401(k) Profit Sharing Plan in connection with the Company’s decision to pay a discretionary match in common stock or cash.
     Segment reporting
     The Company’s government systems, commercial networks and satellite services segments are primarily distinguished by the type of customer and the related contractual requirements. The more regulated government environment is subject to unique contractual requirements and possesses economic characteristics which differ from the commercial networks and satellite services segments. Our Satellite Services segment is primarily comprised of our ViaSat-1 satellite, mobile broadband and enterprise VSAT services businesses. Our Commercial Networks segment comprises our former Satellite Networks and Antenna Systems segments, except for the Satellite Services segment. The Company’s reporting segments, Government Systems, Commercial Networks and Satellite Services, are determined consistent with the way management currently organizes and evaluates financial information internally for making operating decisions and assessing performance. Prior periods have been recast to this new organizational and reporting structure.
     Recent accounting pronouncements
     In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. In February 2008, the FASB issued FSP SFAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurement for Purpose of Lease Classification of Measurement under Statement 13,” which amends SFAS 157 to exclude accounting pronouncements that address fair value measurements for purpose of lease classification or measurement under SFAS No. 13, “Accounting for Leases.” In February 2008, the FASB also issued FSP SFAS 157-2, “Effective Date of FASB Statement No. 157,” which delays the effective date of SFAS 157 until the first fiscal year that begins after November 15, 2008 (fiscal year 2010 for the Company) for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 was effective for financial assets and liabilities beginning in fiscal year 2009. The Company adopted this standard for financial assets and liabilities in the current fiscal year without any material impact to its consolidated financial statements. The Company is currently evaluating the impact that SFAS 157 may have on its consolidated financial statements and disclosures when it is applied to non-financial assets and non-financial liabilities that are not measured at fair value on a recurring basis beginning in the first quarter of fiscal year 2010.
     In December 2007, the FASB issued SFAS 141R, “Business Combinations.” The purpose of issuing the statement is to replace current guidance in SFAS 141 to better represent the economic value of a business combination transaction. The changes to be effected with SFAS 141R from the current guidance include, but are not limited to: (1) acquisition costs will be recognized as expenses separately from the acquisition; (2) known contractual contingencies at the time of the acquisition will be considered part of the liabilities acquired measured at their fair value; all other contingencies will be part of the liabilities acquired measured at their fair value only if it is more likely than not that they meet the definition of a liability; (3) contingent consideration based on the outcome of future events will be recognized and measured at the time of the acquisition; (4) business combinations achieved in stages (step acquisitions) will need to recognize the identifiable assets and liabilities, as well as non-controlling interests, in the acquiree, at the full amounts of their fair values; and (5) a bargain purchase (defined as a business combination in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any non-controlling interest in the acquiree) will require that excess to be recognized as a gain attributable to the acquirer. SFAS 141R will be effective for the Company in fiscal year 2010. The standard applies prospectively to business combinations for which the acquisition date is on or after April 4, 2009, except that resolution of certain tax contingencies and adjustments to valuation allowances related to business combinations, which previously were adjusted to goodwill, will be adjusted to income tax expense for all such adjustments after April 4, 2009, regardless of the date of the original business combination. The Company is currently evaluating the impact that SFAS 141R may have on its consolidated financial statements and disclosures.
     In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.” SFAS 160 changes the accounting and reporting for business acquisitions and non-controlling interests in subsidiaries. The standard was issued to improve the relevance, comparability, and transparency of financial information provided to investors. Moreover, SFAS 160 eliminates the diversity that currently exists in accounting for transactions

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
between an entity and non-controlling interests by requiring they be treated as equity transactions. SFAS 160 is effective for the Company in fiscal year 2010. The disclosure provisions of SFAS 160 have been retroactivly applied to all periods presented in the consolidated financial statements. As a result, the Company reclassified to noncontrolling interest, a component of stockholders’ equity, an amount which was previously reported as minority interest in consolidated subsidiary in the mezzanine section of the Company’s consolidated balance sheets and reported as a separate caption within the Company’s consolidated statements of operations, net income including noncontrolling interest, net income attributable to the noncontrolling interest, and net income attributable to ViaSat, Inc. In addition, the Company utilized net income including noncontrolling interest as the starting point on the Company’s consolidated statements of cash flows in order to reconcile net income to net cash provided by operating activities, rather than beginning with net income, which was previously exclusive of the noncontrolling interest. These reclassifications had no effect on previously reported consolidated income from operations, net income attributable to ViaSat, Inc. or net cash provided by operating activities. Also, net income per share continues to be based on net income attributable to ViaSat, Inc.
     In April 2009, the FASB issued three FSPs to address concerns about measuring the fair value of financial instruments when the markets become inactive and quoted prices may reflect distressed transactions, recording impairment charges on investments in debt instruments and requiring the disclosure of fair value of certain financial instruments in interim financial statements. The first FSP, FSP SFAS 157-4, “Determining Whether a Market is Not Active and a Transaction is Not Distressed,” provides additional guidance to highlight and expand on the factors that should be considered in estimating fair value when there has been a significant decrease in market activity for a financial asset. The second FSP, FSP SFAS 115-2 and SFAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” changes the method for determining whether an other-than-temporary impairment exists for debt securities and the amount of an impairment charge to be recorded in earnings. The third FSP, FSP SFAS 107-1 (FSP 107-1) and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” increases the frequency of fair value disclosures from annual, to quarterly. All three FSPs are effective for interim periods ending after June 15, 2009, with the option for early adoption in interim periods ending after March 15, 2009. The Company did not choose to adopt early and does not expect that the adoption of the FSPs will have a material impact on its financial statements and disclosures.
Note 2 — Composition of Certain Balance Sheet Captions

	April 3, 2009	March 28, 2008
	(In thousands)
Accounts receivable, net:
Billed	$76,999	$92,516
Unbilled	87,469	63,278
Allowance for doubtful accounts	(362)	(310)

	$164,106	$155,484

Inventories:
Raw materials	$33,607	$21,091
Work in process	14,876	8,883
Finished goods	17,079	30,352

	$65,562	$60,326

Prepaid expenses and other current assets:
Prepaid expenses	$13,521	$9,537
Other	5,420	6,396

	$18,941	$15,933

Property, equipment and satellite, net:
Machinery and equipment (estimated useful life 2-5 years)	$56,053	$51,067
Computer equipment and software (estimated useful life 3 years)	43,591	43,700
Furniture and fixtures (estimated useful life 7 years)	9,918	9,192
Leasehold improvements (estimated useful life 2-11 years)	17,573	13,849
Land	3,124	3,124
Satellite under construction	110,588	8,136
Construction in progress	5,272	3,501

	246,119	132,569
Less accumulated depreciation and amortization	(75,894)	(67,876)

	$170,225	$64,693

Other acquired intangible assets, net:
Technology	$44,392	$44,392
Contracts and relationships	18,898	18,898
Non-compete agreement	9,076	9,076
Other intangibles	9,323	9,323

	81,689	81,689
Less accumulated amortization	(65,034)	(56,212)

	$16,655	$25,477

Other assets:
Capitalized software costs, net	$672	$1,091
Patents, orbital slots and other licenses, net	4,144	3,188
Deferred income taxes	13,771	10,169
Other	13,222	4,443

	$31,809	$18,891

Accrued liabilities:
Current portion of warranty reserve	$6,853	$6,550
Secured borrowing and accrued interest	—	5,015
Accrued vacation	10,935	9,374
Accrued employee compensation	16,768	4,867
Collections in excess of revenues	26,811	37,252
Other	10,470	10,899

	$71,837	$73,957

Other liabilities:
Accrued warranty	$4,341	$5,129
Unrecognized tax position liabilities	10,773	5,974
Deferred rent, long-term portion	6,191	4,387
Other	3,413	1,800

	$24,718	$17,290

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 3 — Fair Value Measurement
     Effective March 29, 2008, the Company adopted SFAS 157 for financial assets and liabilities measured at fair value on a recurring basis. SFAS 157 defines fair value, establishes a framework for measuring fair value and establishes a hierarchy that categorizes and prioritizes the sources to be used to estimate fair value. As a basis for categorizing inputs, SFAS 157 establishes the following hierarchy which prioritizes the inputs used to measure fair value from market based assumptions to entity specific assumptions:
•	Level 1 — Inputs based on quoted market prices for identical assets or liabilities in active markets at the measurement date.

•	Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 — Inputs which reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the instruments valuation.
     The following table presents the Company’s hierarchy for its assets and liabilities measured at fair value on a recurring basis as of April 3, 2009:

	Fair value at
	April 3, 2009	Level 1	Level 2	Level 3
	(In thousands)
Assets
Cash equivalents	$2,029	$6	$2,023	$—

Total assets measured at fair value on a recurring basis	$2,029	$6	$2,023	$—

     The following section describes the valuation methodologies the Company uses to measure financial instruments at fair value:
     Cash equivalents — The Company’s cash equivalents consist of money market funds. Certain money market funds are valued using quoted prices for identical assets in an active market with sufficient volume and frequency of transactions (Level 1). The remaining portion of money market funds are valued based on quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or brokers’ model driven valuations in which all significant inputs are observable or can be obtained from or corroborated by observable market data for substantially the full term of the assets (Level 2).
     The Company had no foreign currency forward exchange contracts outstanding at April 3, 2009.
Note 4 — Accounting for Goodwill and Intangible Assets
     The Company accounts for its goodwill under SFAS 142. The SFAS 142 goodwill impairment model is a two-step process. First, it requires a comparison of the book value of net assets to the fair value of the reporting units that have goodwill assigned to them. Reporting units within the Company’s government systems and commercial networks segments have goodwill assigned to them. The Company estimates the fair values of the reporting units using discounted cash flows. The cash flow forecasts are adjusted by an appropriate discount rate in order to determine the present value of the cash flows. If the fair value is determined to be less than book value, a second step is performed to compute the amount of the impairment. In this process, a fair value for goodwill is estimated, based in part on the fair value of the reporting unit used in the first step, and is compared to its carrying value. The shortfall of the fair value below carrying value, if any, represents the amount of goodwill impairment.

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     The annual test of impairment as required by SFAS 142 was completed in the fourth quarter of our fiscal year. In applying the first step, which is identification of any impairment of goodwill as of the test date, no impairment of goodwill resulted. Since step two is required only if step one reveals an impairment, the Company was not required to complete step two and the annual impairment testing was complete.
     The Company will continue to make assessments of impairment on an annual basis in the fourth quarter of its fiscal year or more frequently if specific triggering events occur. In assessing the value of goodwill, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the reporting units. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges that would negatively impact operating results.
     During the fourth quarter of fiscal year 2009, a $1.1 million adjustment reducing commercial networks segment goodwill was made related to pre-acquisition federal net operating loss carryovers with a corresponding adjustment to deferred tax assets. During the fourth quarter of 2009 a less than $0.1 million adjustment reducing our government systems segment goodwill related to certain deferred tax asset adjustments was made. As of April 3, 2009, JAST achieved financial results entitling the former JAST stockholders to $0.2 million of additional consideration. The $0.2 million payable outstanding at April 3, 2009, was paid on April 30, 2009 by the Company in cash in full settlement of all additional consideration provisions. The additional purchase price consideration of $0.2 million was recorded as additional commercial networks segment goodwill in the fourth quarter of fiscal year 2009.
     The other acquired intangible assets are amortized using the straight-line method over their estimated useful lives of eight months to ten years. The technology intangible asset has several components with estimated useful lives of five to nine years, contracts and relationships intangible asset has several components with estimated useful lives of three to ten years, non-compete agreements have useful lives of three to five years and other amortizable assets have several components with estimated useful lives of eight months to ten years. Amortization expense was $8.8 million, $9.6 million and $9.5 million for the fiscal years ended April 3, 2009, March 28, 2008 and March 30, 2007, respectively. The estimated amortization expense for the next five years is as follows:

Amortization
(In thousands)
Expected for fiscal year 2010	$5,588
Expected for fiscal year 2011	4,826
Expected for fiscal year 2012	3,600
Expected for fiscal year 2013	1,047
Expected for fiscal year 2014	646
Thereafter	948

$16,655

     The allocation of the other acquired intangible assets and the related accumulated amortization as of April 3, 2009 and March 28, 2008 is as follows:

	As of April 3, 2009			As of March 28, 2008
		Accumulated	Net book		Accumulated	Net book
(In thousands)	Total	Amortization	Value	Total	Amortization	Value

Technology	$44,392	$(35,288)	$9,104	$44,392	$(29,529)	$14,863
Contracts and relationships	18,898	(13,030)	5,868	18,898	(10,868)	8,030
Non-compete agreements	9,076	(8,585)	491	9,076	(8,311)	765
Other amortizable assets	9,323	(8,131)	1,192	9,323	(7,504)	1,819

Total other acquired intangible assets	$81,689	$(65,034)	$16,655	$81,689	$(56,212)	$25,477

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 5 — Line of Credit
     On October 31, 2008, the Company entered into a three-year, $85.0 million revolving credit facility (the Credit Facility) in the form of the Third Amended and Restated Revolving Loan Agreement, which replaced an existing $60.0 million revolving credit facility. Borrowings under the Credit Facility are permitted up to a maximum amount of $85.0 million, including up to $25.0 million of letters of credit, and bear interest, at the Company’s option, at either (a) the higher of the Federal Funds rate plus 0.50% or the administrative agent’s prime rate as announced from time to time, or (b) at the London interbank offered rate plus, in the case of each of (a) and (b), an applicable margin that is based on the ratio of the Company’s debt to earnings before interest, taxes, depreciation and amortization (EBITDA). The Credit Facility is collateralized by substantially all of the Company’s personal property. At April 3, 2009, the Company had $6.2 million outstanding under standby letters of credit, leaving borrowing availability under the Credit Facility of $78.8 million.
     The Credit Facility contains financial covenants regarding a maximum leverage ratio and a minimum interest coverage ratio. In addition the Credit Facility contains covenants that restrict, among other things, the Company’s ability to incur additional debt, sell assets, make investments and acquisitions, make capital expenditures, grant liens, pay dividends and make certain other restricted payments. The Company was in compliance with its financial loan covenants under the Credit Facility as of April 3, 2009. See also Note 16 for a discussion of subsequent event updates to the Credit Facility.
Note 6 — Common Stock and Stock Plans
     In April 2007, the Company filed a new universal shelf registration statement with the SEC for the future sale of up to an additional $200.0 million of debt securities, common stock, preferred stock, depositary shares and warrants, bringing the aggregate available under the Company’s universal shelf registration statements up to an aggregate of $400.0 million. The securities may be offered from time to time, separately or together, directly by the Company or through underwriters at amounts, prices, interest rates and other terms to be determined at the time of the offering.
     In November 1996, the Company adopted the 1996 Equity Participation Plan. The 1996 Equity Participation Plan provides for the grant to executive officers, other key employees, consultants and non-employee directors of the Company a broad variety of stock-based compensation alternatives such as nonqualified stock options, incentive stock options, restricted stock and performance awards. From November 1996 to October 2008 through various amendments of the 1996 Equity Participation Plan, the Company increased the maximum number of shares reserved for issuance under this plan from 2,500,000 shares to 12,600,000 shares. The Company believes that such awards better align the interests of its employees with those of its stockholders. Shares of the Company’s common stock granted under the Plan in the form of stock options or stock appreciation right are counted against the Plan share reserve on a one for one basis. Shares of the Company’s common stock granted under the Plan as an award other than as an option or as a stock appreciation right with a per share purchase price lower than 100% of fair market value on the date of grant are counted against the Plan share reserve as two shares for each share of common stock. Option awards are granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on three to five years of continuous service and have terms from six to ten years. Restricted stock units are granted to eligible employees and directors and represent rights to receive shares of common stock at a future date. As of April 3, 2009, the Company had granted options and restricted stock units, net of cancellations, to purchase 8,426,391 and 1,002,557 shares of common stock, respectively, under the Plan.
     In November 1996, the Company adopted the ViaSat, Inc. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) to assist employees in acquiring a stock ownership interest in the Company and to encourage them to remain in the employment of the Company. The Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code. In September 2005, the Company amended the Employee Stock Purchase Plan to increase the maximum number of shares reserved for issuance under this plan from 1,000,000 shares to 1,500,000 shares. The Employee Stock Purchase Plan permits eligible employees to purchase common stock at a discount through payroll deductions during specified six-month offering periods. No employee may purchase more than $25,000 worth of stock in any calendar year. The price of shares purchased under the Employee Stock Purchase Plan is equal to 85% of the fair market value of the common stock on the first or last day of the offering period, whichever is lower. As of April 3, 2009, the Company had issued 1,382,274 shares of common stock under this plan.

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Transactions related to the Company’s stock options are summarized as follows:

			Weighted Average
	Number of	Exercise Price	Exercise Price
	Shares	per Share	per Share
Outstanding at March 31, 2006	5,700,146	$4.25 — $43.82	$16.70
Options granted	928,850	23.85 — 33.68	26.68
Options canceled	(55,244)	5.03 — 28.91	20.63
Options exercised	(894,199)	4.25 — 27.94	13.58

Outstanding at March 30, 2007	5,679,553	4.70 — 43.82	18.78
Options granted	401,950	19.74 — 32.62	27.56
Options canceled	(54,089)	5.03 — 32.62	24.73
Options exercised	(386,189)	5.03 — 28.91	14.76

Outstanding at March 28, 2008	5,641,225	4.70 — 43.82	19.63
Options granted	280,800	19.05 — 27.27	21.04
Options canceled	(135,700)	10.73 — 33.68	24.86
Options exercised	(337,276)	4.70 — 22.03	10.73

Outstanding at April 3, 2009	5,449,049	$5.03 — $43.82	$20.12

     All options issued under the Company’s stock option plans have an exercise price equal to the fair market value of the Company’s stock on the date of the grant.
     The following table summarizes all options outstanding and exercisable by price range as of April 3, 2009:

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life-Years	Price	Exercisable	Price
$5.03 — $10.73	661,228	3.04	$9.59	660,707	$9.60
11.08 — 15.54	576,048	2.56	13.60	576,048	13.60
15.55 — 18.71	363,084	4.16	17.53	363,084	17.53
18.73 — 18.73	623,716	5.49	18.73	623,716	18.73
18.97 — 21.02	736,300	5.06	20.49	466,875	20.73
21.75 — 22.00	101,000	5.05	21.92	41,000	21.79
22.03 — 22.03	842,350	1.48	22.03	842,350	22.03
22.10 — 26.13	430,290	4.43	24.13	380,540	24.01
26.15 — 26.15	565,500	3.47	26.15	286,636	26.15
26.16 — 43.82	549,533	3.40	29.81	339,979	29.23

$5.03 — $43.82	5,449,049	3.60	$20.12	4,580,935	$19.19

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Transactions related to the Company’s RSUs are summarized as follows:

Number of
Restricted Stock
Units
Outstanding at March 30, 2007	389,514
Awarded	12,900
Forfeited	(7,340)
Released	(94,165)

Outstanding at March 28, 2008	300,909
Awarded	637,200
Forfeited	(29,717)
Released	(94,181)

Outstanding at April 3, 2009	814,211

     All RSUs awarded under the Company’s stock plans have an exercise price equal to zero.
Note 7 — Earnings Per Share Attributable to ViaSat, Inc. Common Stockholders

	Fiscal Years Ended
	April 3, 2009	March 28, 2008	March 30, 2007
Weighted average common shares outstanding used in calculating basic net income per share	30,771,698	30,231,925	28,589,144
Weighted average options to purchase common stock as determined by application of the treasury stock method	944,110	1,835,023	2,129,238
Weighted average restricted stock units to acquire common stock as determined by application of the treasury stock method	129,550	96,198	17,804
Weighted average contingently issuable shares in connection with certain terms of the JAST acquisition agreement	5,017	9,803	—
Weighted average contingently issuable shares in connection with certain terms of the Enerdyne acquisition agreement	—	15,482	138,264
Weighted average potentially issuable shares in connection with certain terms of the amended Viasat 401(k) Profit Sharing Plan	1,204	—	—
Employee Stock Purchase Plan equivalents	32,028	35,259	18,988

Shares used in computing diluted net income per share	31,883,607	32,223,690	30,893,438

     Antidilutive shares relating to stock options excluded from the calculation were 2,771,573, 986,136 and 511,253 shares for the fiscal years ended April 3, 2009, March 28, 2008, and March 30, 2007, respectively. Antidilutive shares relating to restricted stock units excluded from the calculation were 8,490 and 1,854 for the fiscal years ended April 3, 2009 and March 28, 2008. For the fiscal year ended March 30, 2007, there were no antidilutive shares relating to restricted stock units excluded from the calculation.

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 8 — Income Taxes
     The provision for income taxes includes the following:

	Fiscal Years Ended
	April 3, 2009	March 28, 2008	March 30, 2007
	(In thousands)
Current tax provision
Federal	$13,021	$15,233	$10,781
State	3,644	1,650	191
Foreign	215	214	137

	16,880	17,097	11,109

Deferred tax benefit
Federal	(5,059)	(2,064)	(3,269)
State	(5,005)	(1,512)	(1,085)
Foreign	(22)	—	—

	(10,086)	(3,576)	(4,354)

Total provision for income taxes	$6,794	$13,521	$6,755

     Significant components of the Company’s net deferred tax assets are as follows:

	As of
	April 3, 2009	March 28, 2008
	(In thousands)
Deferred tax assets:
Tax credit carryforwards	$14,768	$10,828
Warranty reserve	4,469	4,612
Accrued compensation	6,972	2,873
Deferred rent	2,606	1,850
Inventory reserve	1,666	1,271
Stock compensation	5,915	3,433
Contract accounting	5,939	4,750
Other	2,702	1,217
Valuation allowance	(2,062)	(969)

Total deferred tax assets	42,975	29,865
Deferred tax liabilities:
Property, equipment and intangible assets	2,481	1,032

Total deferred tax liabilities	2,481	1,032

Net deferred tax assets	$40,494	$28,833

     A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:

	Fiscal Years Ended
	April 3, 2009	March 28, 2008	March 30, 2007
	(In thousands)
Tax expense at federal statutory rate	$15,834	$16,830	$13,016
State tax provision, net of federal benefit	2,545	2,071	1,595
Tax credits	(10,017)	(5,604)	(7,727)
Manufacturing deduction	(920)	(659)	(248)
Other	(648)	883	119

Total provision for income taxes	$6,794	$13,521	$6,755

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     As of April 3, 2009, the Company had federal and state research credit carryforwards of approximately $5.4 million and $14.4 million, respectively, that begin to expire in fiscal year 2027 and fiscal year 2020, respectively.
     In accordance with SFAS 109, net deferred tax assets are reduced by a valuation allowance if, based on all the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. A valuation allowance of $2.1 million at April 3, 2009 and $1.0 million at March 28, 2008 has been established relating to state net operating loss carryforwards and research credit carryforwards that, based on management’s estimate of future taxable income attributable to certain states and generation of additional research credits, are considered more likely than not to expire unused.
     In fiscal year 2009, approximately $1.1 million of deferred tax assets related to pre-acquisition federal net operating loss carryovers were increased with a corresponding adjustment to decrease goodwill.
     There is approximately $4.1 million of pre-acquisition state net operating loss carryovers related to the acquisition of ICT. The future tax benefits of these losses have not been recognized as deferred tax assets nor shown in the deferred tax table presented above based upon the uncertainty of future taxable income attributable to Massachusetts. To the extent these assets are recognized in the future, the adjustment will be applied as a reduction of the income tax provision.
     On March 31, 2007, the Company adopted the provisions of FIN 48. The Company recorded a cumulative change of $0.3 million as a decrease to retained earnings.
     The following table summarizes the activity related to our unrecognized tax benefits:

(In thousands)
Balance at March 28, 2008	$30,691
Decrease related to prior year tax positions	(717)
Increases related to current year tax positions	8,880
Statute expirations	(937)
Settlements	—

Balance at April 3, 2009	$37,917

     Of the total unrecognized tax benefits at April 3, 2009, approximately $23.6 million would reduce our annual effective tax rate if recognized.
     Included in the balance at April 3, 2009 are $9.6 million of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.
     In the next twelve months it is reasonably possible that the amount of unrecognized tax benefits will decrease by approximately $3.0 million as a result of the expiration of the statute of limitations or settlements with tax authorities for previously filed tax returns.
     The Company is subject to periodic audits by domestic and foreign tax authorities. The Internal Revenue Service (“IRS”) examination of our United States federal tax returns for fiscal years 2001-2004 was completed in the fourth quarter of fiscal year 2006 and agreement was reached with the IRS on the proposed adjustments. There was no material impact on income taxes or interest resulting from these audits and we consider those fiscal years to be effectively settled under FIN 48. By statute, our United States federal returns are subject to examination by the IRS for fiscal years 2006 through 2008. Additionally, tax credit carryovers that were generated in prior years and utilized in these years may also be subject to examination by the IRS. In July 2007, the IRS commenced an examination of our fiscal year 2006 federal income tax return. With few exceptions, the fiscal years 2005 to 2008 remain open to examination by state and foreign taxing jurisdictions. The Company believes that it has appropriate support for the income tax positions taken on its tax returns and its accruals for tax liabilities are adequate for all open years based on an assessment of many factors, including past experience and interpretations. The Company’s policy is to recognize interest expense and penalties related to income tax

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
matters as a component of income tax expense. There was $1.1 million of accrued interest and penalties associated with uncertain tax positions as of April 3, 2009. A decrease of $0.1 million of interest and penalties was recorded in the period ended April 3, 2009.
Note 9 — Employee Benefits
     The Company is a sponsor of a voluntary deferred compensation plan under Section 401(k) of the Internal Revenue Code which was amended during the fourth quarter of fiscal year 2009. Under the amended plan, the Company may make discretionary contributions to the plan which vest over six years. The Company’s discretionary matching contributions to the plan are based on the amount of employee contributions and can be made in cash or the Company’s common stock at the Company’s election. If the Company had elected to settle the discretionary contributions liability in stock, 223,257 of the maximum 250,000 shares of common stock approved at this time would have been issued based on the April 3, 2009 common stock closing price. Discretionary contributions accrued by the Company during fiscal years 2009, 2008, 2007 amounted to $5.1 million, $4.7 million and $3.9 million, respectively.
Note 10 — Commitments
     In January 2008, the Company entered into several agreements with Space Systems/Loral (SS/L), Loral Space & Communications (Loral) and Telesat Canada (Telesat) related to the Company’s high-capacity satellite system. Under the satellite construction contract with SS/L, the Company purchased a new broadband satellite (ViaSat-1) designed by the Company and currently under construction by SS/L for approximately $209.1 million, subject to purchase price adjustments based on satellite performance. The total cost of the satellite is $246.0 million, but, as part of the satellite purchase arrangements, Loral executed a separate contract with SS/L whereby Loral is purchasing the Canadian beams on the ViaSat-1 satellite for approximately $36.9 million (15% of the total satellite cost). The Company has entered into a beam sharing agreement with Loral, whereby Loral has agreed to reimburse the Company for 15% of the total costs associated with launch and launch insurance, for which the reimbursement amount is estimated to be approximately $20.7 million, and in-orbit insurance and satellite operating costs post launch.
     In November 2008, the Company entered into a launch services agreement with Arianespace to procure launch services for the ViaSat-1 satellite at a cost estimated to be $107.8 million, depending on the mass of the satellite at launch. In March 2009, the Company substituted ILS International Launch Services, Inc. for Arianespace as the primary provider of launch services for ViaSat-1, and accordingly, the Company entered into a contract for launch services with ILS to procure launch services for the ViaSat-1 satellite at an estimated cost of $80.0 million, subject to certain adjustments.
     On May 7, 2009, the Company entered into an Amended and Restated Launch Services Agreement with Arianespace where by, Arianespace has agreed to perform certain launch services to maintain the launch capability for the ViaSat-1 high-capacity satellite, should the need arise, or for launch services for a future ViaSat satellite launch prior to December 2015. This amendment and restatement also provides for certain cost adjustments depending on fluctuations in foreign currencies, mass of the satellite launched and launch period timing.
     The Company leases office facilities under non-cancelable operating leases with initial terms ranging from one to eleven years which expire between fiscal year 2010 and fiscal year 2019 and provide for pre-negotiated fixed rental rates during the terms of the lease. Certain of the Company’s facilities leases contain option provisions which allow for extension of the lease terms.
     For operating leases, minimum lease payments, including minimum scheduled rent increases, are recognized as rent expense on a straight-line basis over the lease term as that term is defined in SFAS 13, “Accounting for Leases,” as amended, including any option periods considered in the lease term and any periods during which the Company has use of the property but is not charged rent by a landlord (“rent holiday”). Leasehold improvement incentives paid to the Company by a landlord are recorded as a liability and amortized as a reduction of rent expense over the lease term. Total rent expense was $12.5 million, $10.2 million and $8.2 million in fiscal years 2009, 2008 and 2007, respectively.
     Future minimum lease payments are as follows (in thousands):

Years Ending,
2010	13,858
2011	15,180
2012	13,079
2013	12,305
2014	12,117
Thereafter	36,802

$103,341

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 11 — Contingencies
     The Company is involved in a variety of claims, suits, investigations and proceedings arising in the ordinary course of business, including actions with respect to intellectual property claims, breach of contract claims, labor and employment claims, tax and other matters. Although claims, suits, investigations and proceedings are inherently uncertain and their results cannot be predicted with certainty, the Company believes that the resolution of its current pending matters will not have a material adverse effect on its business, financial condition, results of operations or liquidity.
Note 12 — Product Warranty
     The Company provides limited warranties on its products for periods of up to five years. The Company records a liability for its warranty obligations when products are shipped or they are included in long-term construction contracts based upon an estimate of expected warranty costs. Amounts expected to be incurred within twelve months are classified as a current liability. For mature products, the warranty cost estimates are based on historical experience with the particular product. For newer products that do not have a history of warranty cost, the Company bases its estimates on its experience with the technology involved and the type of failures that may occur. It is possible that the Company’s underlying assumptions will not reflect the actual experience and in that case, future adjustments will be made to the recorded warranty obligation. The following table reflects the change in the Company’s warranty accrual in fiscal years 2009, 2008 and 2007.

	Fiscal Years Ended
	April 3, 2009	March 28, 2008	March 30, 2007
	(In thousands)
Balance, beginning of period	$11,679	$9,863	$8,369
Change in liability for warranties issued in period	7,720	9,610	7,347
Settlements made (in cash or in kind) during the period	(8,205)	(7,794)	(5,853)

Balance, end of period	$11,194	$11,679	$9,863

Note 13 — Segment Information
     The Company’s government systems, commercial networks and satellite services segments are primarily distinguished by the type of customer and the related contractual requirements. The more regulated government environment is subject to unique contractual requirements and possesses economic characteristics which differ from the commercial networks and satellite services segments. The Company’s satellite services segment is comprised of its expanding maritime and airborne broadband and enterprise VSAT services and ViaSat-1 satellite-related activities. The Company’s commercial networks segment comprises its former satellite networks and antenna systems segments, except for the satellite services segment. The Company’s reporting segments, comprised of the government systems, commercial networks and satellite services segments, are determined consistently with the way management currently organizes and evaluates financial information internally for making operating decisions and assessing performance. The following segment information reflects prior periods recast to this organizational and reporting structure:

	Fiscal Years Ended
	April 3, 2009	March 28, 2008	March 30, 2007
	(In thousands)
Revenues
Government Systems	$388,656	$319,538	$278,352
Commercial Networks	230,828	248,297	231,526
Satellite Services	8,695	6,815	6,688
Elimination of intersegment revenues	—	—	—

Total revenues	$628,179	$574,650	$516,566

Operating profits (losses)
Government Systems	$57,019	$45,793	$42,795
Commercial Networks	63	9,802	4,279
Satellite Services	(3,978)	(2,851)	(1,699)
Elimination of intersegment operating profits	—	44	—

Segment operating profit before corporate and amortization	53,104	52,788	45,375
Corporate	5	(296)	(428)
Amortization of intangibles	(8,822)	(9,562)	(9,502)

Income from operations	$44,287	$42,930	$35,445

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Amortization of acquired intangibles by segment for the fiscal years ended April 3, 2009, March 28, 2008 and March 30, 2007 was as follows:

(In thousands)	April 3, 2009	March 28, 2008	March 30, 2007
Government Systems	$1,088	$1,087	$2,009
Commercial Networks	7,734	8,475	7,493
Satellite Services	—	—	—

Total amortization of intangibles	$8,822	$9,562	$9,502

     Assets identifiable to segments include: accounts receivable, unbilled accounts receivable, inventory, acquired intangible assets and goodwill. Segment assets as of April 3, 2009 and March 28, 2008 were as follows:

(In thousands)	April 3, 2009	March 28, 2008
Segment assets
Government Systems	$145,568	$139,979
Commercial Networks	164,844	166,858
Satellite Services	1,278	1,016

Total segment assets	311,690	307,853
Corporate assets	311,252	243,241

Total assets	$622,942	$551,094

     Net acquired intangible assets and goodwill included in segment assets as of April 3, 2009 and March 28, 2008 were as follows:

	Net intangible assets		Goodwill
(In thousands)	April 3, 2009	March 28, 2008	April 3, 2009	March 28, 2008
Government Systems	$2,792	$3,880	$22,161	$22,191
Commercial Networks	13,863	21,597	43,268	44,216
Satellite Services	—	—	—	—

Total	$16,655	$25,477	$65,429	$66,407

     Revenue information by geographic area for the fiscal years ended April 3, 2009, March 28, 2008 and March 30, 2007 was as follows:

	Fiscal Years Ended
	April 3, 2009	March 28, 2008	March 30, 2007
	(In thousands)
United States	$528,342	$472,151	$434,458
Europe, Middle East and Africa	49,024	40,472	33,930
Asia, Pacific	30,716	27,745	21,927
North America other than United States	14,840	28,638	16,706
Central and Latin America	5,257	5,644	9,545

	$628,179	$574,650	$516,566

     The Company distinguishes revenues from external customers by geographic areas based on customer location.
     The net book value of long-lived assets located outside the United States was $0.3 million and $0.4 million at April 3, 2009 and March 28, 2008, respectively.

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 14 — Certain Relationships and Related-Party Transactions
     Michael Targoff, a director of the Company since February 2003, currently serves as the Chief Executive Officer and the Vice Chairman of the board of directors of Loral Space & Communications, Inc. (Loral), the parent of Space Systems/Loral, Inc. (SS/L), and in October 2007 also became a director of Telesat Holdings Inc., a new entity formed in connection with Loral’s acquisition of Telesat Canada described below. John Stenbit, a director of the Company since August 2004, also currently serves on the board of directors of Loral.
     In October 2007, Loral and its Canadian partner, Public Sector Pension Investment Board (PSP), through Telesat Holdings Inc., a joint venture formed by Loral and PSP, completed the acquisition of 100% of the stock of Telesat Canada from BCE Inc. Loral acquired equity interests in Telesat Holdings Inc. representing 64% of the economic interests and 33 1/3% of the voting interests. PSP acquired 36% of the economic interests and 66 2/3% of the voting interests in Telesat Holdings Inc. (except with respect to the election of directors as to which it held a 30% voting interest). In connection with this transaction, Michael Targoff became a director on the board of the newly formed entity, Telesat Holdings Inc.
     In January 2008, the Company entered into several agreements with SS/L, Loral and Telesat Canada related to the Company’s anticipated high-capacity satellite system. Under the satellite construction contract with SS/L, the Company purchased a new broadband satellite (ViaSat-1) designed by the Company and currently under construction by SS/L for approximately $209.1 million, subject to purchase price adjustments based on satellite performance. In addition, the Company entered into a beam sharing agreement with Loral, whereby Loral is responsible for contributing 15% of the total costs (estimated at approximately $57.6 million) associated with the ViaSat-1 satellite project. The Company’s contract with SS/L for the construction of the ViaSat-1 satellite was approved by the disinterested members of the Company’s Board of Directors, after a determination by the disinterested members of the Company’s Board that the terms and conditions of the purchase were fair to the Company and in the best interests of the Company and its stockholders.
     During the fiscal years ended April 3, 2009 and March 28, 2008, related to the construction of the Company’s anticipated high-capacity satellite system, the Company paid $92.7 million and $3.8 million, respectively, to SS/L. The Company had outstanding payables related to SS/L as of April 3, 2009 and March 28, 2008 of $9.7 million and $3.8 million, respectively. In the normal course of business, the Company recognized $2.0 million, $11.1 million and $9.7 million of revenue related to Telesat Canada for the fiscal years ended April 3, 2009, March 28, 2008 and March 30, 2007. Accounts receivable due from Telesat Canada as of April 3, 2009 and March 28, 2008 were $2.7 million and $3.1 million, respectively.
Note 15 — Financial Statements of Parent and Subsidiary Guarantors
     On October 22, 2009, the Company issued $275.0 million in senior notes due 2016 (the Notes) in a private placement to institutional buyers. The Notes bear interest at the rate of 8.875% per year, payable semi-annually in cash in arrears commencing in March 2010 and were issued with an original issue discount of 1.24% or $3.4 million.
     The Notes are jointly and severally guaranteed on an unsecured senior basis by each of the Company’s existing and future subsidiaries (the Guarantor Subsidiaries) that guarantees the Credit Facility. The Notes and the guarantees are the Company’s and the Guarantor Subsidiaries’ general senior unsecured obligations and rank equally in right of payment with all of their existing and future unsecured unsubordinated debt. The Notes and the guarantees are effectively junior in right of payment to their existing and future secured debt, including under the Credit Facility (to the extent of the value of the assets securing such debt), are structurally subordinated to all existing and future liabilities (including trade payables) of the Company’s subsidiaries that are not guarantors of the Notes, and are senior in right of payment to all of their existing and future subordinated indebtedness.
     The indenture governing the Notes limits, among other things, the Company’s and its restricted subsidiaries’ ability to: incur, assume or guarantee additional debt; issue redeemable stock and preferred stock; pay dividends, make distributions or redeem or repurchase capital stock; prepay, redeem or repurchase subordinated debt; make loans and investments; grant or incur liens; restrict dividends, loans or asset transfers from restricted subsidiaries; sell or otherwise dispose of assets; enter into transactions with affiliates; reduce the Company’s satellite insurance; and consolidate or merge with, or sell substantially all of their assets to, another person.
     In connection with the issuance of the Notes, the Company and the Guarantor Subsidiaries entered into a registration rights agreement with the initial purchasers in which the Company agreed to file a registration statement with the SEC to permit the holders to exchange or resell the Notes. The Company must use commercially reasonable efforts to consummate an exchange offer within 365 days after the issuance of the Notes or, under certain circumstances, to prepare and file a shelf registration statement to cover the resale of the Notes. If the Company and the guarantors do not comply with certain of their obligations under the registration rights agreement, the registration rights agreement provides that additional interest will accrue on the principal amount of the Notes at a rate of 0.25% per annum during the 90-day period immediately following such default and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event will the penalty rate exceed 1.00% per annum.
     The following supplemental financial information sets forth, on a condensed consolidating basis, the balance sheets, statements of operations and statements of cash flows for the Company (as “Issuing Parent Company”), the Guarantor Subsidiaries, the non-guarantor subsidiaries and total consolidated ViaSat and subsidiaries as of April 3, 2009 and March 28, 2008 and for the years ended April 3, 2009, March 28, 2008 and March 30, 2007.

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Condensed Consolidating Balance Sheet as of April 3, 2009

				Consolidation and
	Issuing Parent	Guarantor	Non-Guarantor	Elimination
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated
			(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$57,830	$—	$5,661	$—	$63,491
Accounts receivable, net	160,999	—	3,107	—	164,106
Inventories	63,512	—	2,050	—	65,562
Deferred income taxes	26,724	—	—	—	26,724
Prepaid expenses and other current assets	18,739	—	202	—	18,941

Total current assets	327,804	—	11,020	—	338,824
Property, equipment and satellites, net	167,952	—	2,316	(43)	170,225
Other acquired intangible assets, net	16,048	—	607	—	16,655
Goodwill	63,942	—	1,487	—	65,429
Investments in subsidiaries and intercompany receivables	18,332	—	8,112	(26,444)	—
Other assets	31,408	—	401	—	31,809

Total assets	$625,486	$—	$23,943	$(26,487)	$622,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,943	$—	$454	$—	$63,397
Accrued liabilities	70,587	—	1,250	—	71,837
Payables to former stockholders of acquired business	200	—	—	—	200

Total current liabilities	133,730	—	1,704	—	135,434
Intercompany payables	8,112	—	8,193	(16,305)	—
Other liabilities	24,684	—	34	—	24,718

Total liabilities	166,526	—	9,931	(16,305)	160,152

Stockholders’ equity:
ViaSat, Inc. stockholders’ equity
Total ViaSat, Inc. stockholders’ equity	458,960	—	14,012	(14,224)	458,748

Noncontrolling interest in subsidiary	—	—	—	4,042	4,042

Total stockholders’ equity	458,960	—	14,012	(10,182)	462,790

Total liabilities and stockholders’ equity	$625,486	$—	$23,943	$(26,487)	$622,942

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Condensed Consolidating Balance Sheet as of March 28, 2008

				Consolidation and
	Issuing Parent	Guarantor	Non-Guarantor	Elimination
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated
			(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$119,075	$—	$6,101	$—	$125,176
Short-term investments	43	—	—	—	43
Accounts receivable, net	154,074	—	1,410	—	155,484
Inventories	59,209	—	1,117	—	60,326
Deferred income taxes	18,583	—	81	—	18,664
Prepaid expenses and other current assets	15,904	—	29	—	15,933

Total current assets	366,888	—	8,738	—	375,626
Property, equipment and satellites, net	63,273	—	1,420	—	64,693
Other acquired intangible assets, net	24,451	—	1,026	—	25,477
Goodwill	65,120	—	1,287	—	66,407
Investments in subsidiaries and intercompany receivables	14,691	—	7,887	(22,578)	—
Other assets	18,630	—	261	—	18,891

Total assets	$553,053	$—	$20,619	$(22,578)	$551,094

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51,910	$—	$407	$—	$52,317
Accrued liabilities	71,417	—	2,540	—	73,957
Payables to former stockholders of acquired business	1,101	—	—	—	1,101

Total current liabilities	124,428	—	2,947	—	127,375
Intercompany payables	7,738	—	6,775	(14,513)	—
Other liabilities	17,290	—	—	—	17,290

Total liabilities	149,456	—	9,722	(14,513)	144,665

Stockholders’ equity:
ViaSat, Inc. stockholders’ equity
Total ViaSat, Inc. stockholders’ equity	403,597	—	10,897	(10,354)	404,140

Noncontrolling interest in subsidiary	—	—	—	2,289	2,289

Total stockholders’ equity	403,597	—	10,897	(8,065)	406,429

Total liabilities and stockholders’ equity	$553,053	$—	$20,619	$(22,578)	$551,094

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Condensed Consolidating Statement of Operations for the Year Ended April 3, 2009

				Consolidation
	Issuing		Non-	and
	Parent	Guarantor	Guarantor	Elimination
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated
		(In thousands)
Revenues	$617,445	$—	$12,492	$(1,758)	$628,179
Operating expenses:
Cost of revenues	438,750	—	9,682	(1,608)	446,824
Selling, general and administrative	96,707	—	1,917	—	98,624
Independent research and development	29,311	—	390	(79)	29,622
Amortization of acquired intangible assets	8,403	—	419	—	8,822

Income from operations	44,274	—	84	(71)	44,287
Other income (expense):
Interest income	1,325	—	138	—	1,463
Interest expense	(507)	—	(2)		(509)

Income before income taxes	45,092	—	220	(71)	45,241
Provision for income taxes	6,791	—	3	—	6,794
Equity in net income (loss) of consolidated subsidiaries	100	—	—	(100)	—

Net income	38,401	—	217	(171)	38,447
Less: Net income attributable to noncontrolling interest, net of tax	—	—	—	116	116

Net income attributable to ViaSat, Inc.	$38,401	$—	$217	$(287)	$38,331

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Condensed Consolidating Statement of Operations for the Year Ended March 28, 2008

				Consolidation
	Issuing		Non-	and
	Parent	Guarantor	Guarantor	Elimination
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated
		(In thousands)
Revenues	$564,312	$—	$14,600	$(4,262)	$574,650
Operating expenses:
Cost of revenues	407,551	—	10,148	(4,179)	413,520
Selling, general and administrative	75,157	—	1,208	—	76,365
Independent research and development	31,644	—	629	—	32,273
Amortization of acquired intangible assets	9,150	—	412	—	9,562

Income from operations	40,810	—	2,203	(83)	42,930
Other income (expense):
Interest income	5,445	—	267	—	5,712
Interest expense	(551)	—	(6)	—	(557)

Income before income taxes	45,704	—	2,464	(83)	48,085
Provision for income taxes	12,312	—	1,209	—	13,521
Equity in net income (loss) of consolidated subsidiaries	204	—	—	(204)	—

Net income	33,596	—	1,255	(287)	34,564
Less: Net income attributable to noncontrolling interest, net of tax	—	—	—	1,051	1,051

Net income attributable to ViaSat, Inc.	$33,596	$—	$1,255	$(1,338)	$33,513

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Condensed Consolidating Statement of Operations for the Year Ended March 30, 2007

				Consolidation
	Issuing		Non-	and
	Parent	Guarantor	Guarantor	Elimination
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated
		(In thousands)
Revenues	$509,165	$—	$10,113	$(2,712)	$516,566
Operating expenses:
Cost of revenues	375,324	—	7,699	(2,931)	380,092
Selling, general and administrative	67,785	—	2,111	—	69,896
Independent research and development	21,463	—	168	—	21,631
Amortization of acquired intangible assets	9,502	—	—	—	9,502

Income from operations	35,091	—	135	219	35,445
Other income (expense):
Interest income	2,026	—	163	—	2,189
Interest expense	(448)	—	—	—	(448)

Income before income taxes	36,669	—	298	219	37,186
Provision for income taxes	6,127	—	628	—	6,755
Equity in net income (loss) of consolidated subsidiaries	(595)	—	—	595	—

Net income (loss)	29,947	—	(330)	814	30,431
Less: Net income attributable to noncontrolling interest, net of tax	—	—	—	265	265

Net income (loss) attributable to ViaSat, Inc.	$29,947	$—	$(330)	$549	$30,166

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Condensed Consolidating Statement of Cash Flows for the Year Ended April 3, 2009

				Consolidation and
	Issuing Parent	Guarantor	Non-Guarantor	Elimination
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(In thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$64,376	$—	$(2,363)	$(71)	$61,942

Cash flows from investing activities:
Purchase of property, equipment and satellites	(115,976)	—	(1,289)	71	(117,194)
Payments related to acquisition of businesses, net of cash acquired	(925)	—	—	—	(925)
Long-term intercompany notes and investments	(3,267)	—	(768)	4,035	—
Cash paid for patents, licenses and other assets	(7,921)	—	(107)	—	(8,028)

Net cash used in investing activities	(128,089)	—	(2,164)	4,106	(126,147)
Cash flows from financing activities:
Proceeds from issuance of common stock	6,742	—	—	—	6,742
Purchase of common stock in treasury	(667)	—	—	—	(667)
Payment on secured borrowing	(4,720)	—	—	—	(4,720)
Proceeds from sale of stock of majority-owned subsidiary	—	—	3,371	(1,871)	1,500
Incremental tax benefits from stock-based compensation	346	—	—	—	346
Proceeds from line of credit	10,000	—	—	—	10,000
Payments on line of credit	(10,000)	—	—	—	(10,000)
Intercompany long-term financing	767	—	1,397	(2,164)	—

Net cash provided by financing activities	2,468	—	4,768	(4,035)	3,201
Effect of exchange rate changes on cash	—	—	(681)	—	(681)

Net decrease in cash and cash equivalents	(61,245)	—	(440)	—	(61,685)
Cash and cash equivalents at beginning of period	119,075	—	6,101	—	125,176

Cash and cash equivalents at end of period	$57,830	$—	$5,661	$—	$63,491

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Condensed Consolidating Statement of Cash Flows for the Year Ended March 28, 2008

				Consolidation and
	Issuing Parent	Guarantor	Non-Guarantor	Elimination
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(In thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$50,790	$—	$(2,487)	$—	$48,303

Cash flows from investing activities:
Purchase of property, equipment and satellites	(22,103)	—	(662)	—	(22,765)
Payments related to acquisition of businesses, net of cash acquired	(9,848)	—	22	—	(9,826)
Purchases of short-term investments held-to-maturity	(11,835)	—	—	—	(11,835)
Maturities of short-term investments held-to-maturity	11,835	—	—	—	11,835
Long-term intercompany notes and investments	(1,607)	—	(597)	2,204	—
Cash paid for patents, licenses and other assets	(2,289)	—	(293)	—	(2,582)

Net cash used in investing activities	(35,847)	—	(1,530)	2,204	(35,173)
Cash flows from financing activities:
Proceeds from issuance of common stock	8,357	—	31	—	8,388
Purchase of common stock in treasury	(1,034)	—	—	—	(1,034)
Incremental tax benefits from stock-based compensation	977	—	—	—	977
Intercompany long-term financing	597	—	1,607	(2,204)	—

Net cash provided by financing activities	8,897	—	1,638	(2,204)	8,331
Effect of exchange rate changes on cash	—	—	370	—	370

Net increase (decrease) in cash and cash equivalents	23,840	—	(2,009)	—	21,831
Cash and cash equivalents at beginning of period	95,235	—	8,110	—	103,345

Cash and cash equivalents at end of period	$119,075	$—	$6,101	$—	$125,176

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     Condensed Consolidating Statement of Cash Flows for the Year Ended March 30, 2007

				Consolidation and
	Issuing Parent	Guarantor	Non-Guarantor	Elimination
	Company	Subsidiaries	Subsidiaries	Adjustments	Consolidated
	(In thousands)
Cash flows from operating activities:
Net cash provided by operating activities	$62,644	$—	$4,097	$—	$66,741

Cash flows from investing activities:
Purchase of property, equipment and satellites	(14,886)	—	(566)	—	(15,452)
Payments related to acquisition of businesses, net of cash acquired	(7,687)	—	—	—	(7,687)
Long-term intercompany notes and investments	(990)	—	(512)	1,502	—
Maturities of short-term investments	117	—	—	—	117

Net cash used in investing activities	(23,446)	—	(1,078)	1,502	(23,022)
Cash flows from financing activities:
Proceeds from issuance of common stock	14,452	—	23	—	14,475
Proceeds from secured borrowing	4,720	—	—	—	4,720
Incremental tax benefits from stock-based compensation	3,324	—	—	—	3,324
Intercompany long-term financing	512	—	990	(1,502)	—

Net cash provided by financing activities	23,008	—	1,013	(1,502)	22,519
Effect of exchange rate changes on cash	—	—	384	—	384

Net increase in cash and cash equivalents	62,206	—	4,416	—	66,622
Cash and cash equivalents at beginning of period	33,029	—	3,694	—	36,723

Cash and cash equivalents at end of period	$95,235	$—	$8,110	$—	$103,345

VIASAT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 16 — Subsequent Events (Unaudited)
Senior noted due 2016
     On October 22, 2009, the Company issued $275.0 million in Notes in a private placement to institutional buyers. The Notes bear interest at the rate of 8.875% per year, payable semi-annually in cash in arrears commencing in March 2010 and were issued with an original issue discount of 1.24% or, $3.4 million. The Notes will be recorded as long-term debt, net of original issue discount, in the Company’s consolidated financial statements. The original issue discount and deferred financing cost associated with the issuance of the Notes will be amortized to interest expense over the term of the Notes.
     The Notes are guaranteed on an unsecured senior basis by each of the Company’s existing and future subsidiaries that guarantees the Credit Facility. The Notes and the guarantees are the Company’s and the guarantors’ general senior unsecured obligations and rank equally in right of payment with all of their existing and future unsecured unsubordinated debt. The Notes and the guarantees are effectively junior in right of payment to their existing and future secured debt, including under the Credit Facility (to the extent of the value of the assets securing such debt), are structurally subordinated to all existing and future liabilities (including trade payables) of the Company’s subsidiaries that are not guarantors of the Notes, and are senior in right of payment to all of their existing and future subordinated indebtedness.
     The indenture governing the Notes limits, among other things, the Company’s and its restricted subsidiaries’ ability to: incur, assume or guarantee additional debt; issue redeemable stock and preferred stock; pay dividends, make distributions or redeem or repurchase capital stock; prepay, redeem or repurchase subordinated debt; make loans and investments; grant or incur liens; restrict dividends, loans or asset transfers from restricted subsidiaries; sell or otherwise dispose of assets; enter into transactions with affiliates; reduce the Company’s satellite insurance; and consolidate or merge with, or sell substantially all of their assets to, another person.
     Prior to September 15, 2012, the Company may redeem up to 35% of the Notes at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, from the net cash proceeds of specified equity offerings. Prior to September 15, 2012, the Company may also redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium and any accrued and unpaid interest, if any, thereon to the redemption date. The applicable premium is calculated as the greater of: (i) 1.0% of the principal amount of such Notes and (ii) the excess, if any, of (a) the present value at such date of redemption of (1) the redemption price of such Notes on September 15, 2012 plus (2) all required interest payments due on such Notes through September 15, 2012 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the then-outstanding principal amount of such Notes. The Notes may be redeemed, in whole or in part, at any time during the twelve months beginning on September 15, 2012 at a redemption price of 106.656%, during the twelve months beginning on September 15, 2013 at a redemption price of 104.438%, during the twelve months beginning on September 15, 2014 at a redemption price of 102.219%, and at any time on or after September 12, 2015 at a redemption price of 100%, in each case plus accrued and unpaid interest, if any, thereon to the redemption date.
     In the event a change of control occurs, as defined under the indenture and prior to the Company exercising its right to redeem all of the Notes, each holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or larger integral multiples of $1,000) of such holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     In connection with the private placement of the Notes, the Company and the guarantors entered into a registration rights agreement with the initial purchasers in which the Company agreed to file a registration statement with the SEC to permit the holders to exchange or resell the Notes. The Company must use commercially reasonable efforts to consummate an exchange offer within 365 days after the issuance of the Notes or, under certain circumstances, to prepare and file a shelf registration statement to cover the resale of the Notes. If the Company and the guarantors do not comply with certain of their obligations under the registration rights agreement, the registration rights agreement provides that additional interest will accrue on the principal amount of the Notes at a rate of 0.25% per annum during the 90-day period immediately following such default and will increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event will the penalty rate exceed 1.00% per annum.
Acquisition
     On December 15, 2009, the Company completed the acquisition of all outstanding shares of WildBlue Holding, Inc. (WildBlue), a privately held provider of broadband internet service, delivering two-way broadband internet access via satellite in the contiguous United States. The purchase price of approximately $574.6 million was comprised primarily of $131.9 million related to the fair value of 4,286,250 shares of the Company’s common stock issued at the closing date and $442.7 million in cash consideration. The $442.7 million in cash consideration paid to the former WildBlue stockholders less cash acquired of $64.7 million resulted in a net cash outlay of approximately $378.0 million.
     The Company accounts for business combinations in accordance with the provisions of SFAS 141R, “Business Combinations.” Accordingly, the Company allocated the purchase price of the acquired company to the net tangible assets and intangible assets acquired based upon their estimated fair values. Under the authoritative guidance for business combinations, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total merger-related transaction costs incurred by the Company were approximately $7.1 million, of which $4.6 million and $7.1 million were incurred and recorded in selling, general and administrative expenses in the three and nine months ending January 1, 2010, respectively.
     The preliminary purchase price allocation of the acquired assets and assumed liabilities based on the estimated fair values as of December 15, 2009 is as follows:

(In thousands)
Current assets	$106,672
Property, equipment and satellites	378,378
Identifiable intangible assets	82,070
Goodwill	8,633
Deferred income taxes	23,609
Other assets	1,969

Total assets acquired	601,331
Current liabilities	(19,544)
Other long term liabilities	(7,168)

Total liabilities assumed	(26,712)

Total purchase price	$574,619

     Amounts assigned to identifiable intangible assets are being amortized on a straight-line basis over their estimated useful lives and are as follows:

	Preliminary	Estimated
	fair value	remaining
	(In thousands)	life
Trade name	$5,680	3
Customer relationships—retail	39,840	6
Customer relationships—wholesale	27,950	8
Satellite co-location rights	8,600	10

Total identifiable intangible assets	$82,070

     The intangible assets acquired in the WildBlue business combination were determined, in accordance with the authoritative guidance for business combinations, based on the estimated fair values using valuation techniques consistent with the market approach, income approach and/or cost approach to measure fair value. The remaining useful lives were estimated based on the underlying agreements and/or the future economic benefit expected to be received from the assets. Under the terms of the co-location right agreement, the Company has certain option periods that begin in approximately 10 years based upon the life of Anik F2 Ka-Band Payload.
     The acquisition of WildBlue is beneficial to the Company as it enables the Company to integrate the extensive bandwidth capacity of its ViaSat-1 satellite into WildBlue’s existing distribution and fulfillment resources, which are expected to reduce initial service costs and improve subscriber growth. These benefits and additional opportunities were among the factors that contributed to a purchase price resulting in the recognition of preliminary estimated goodwill, which was recorded within the Company’s satellite services segment. The intangible assets and goodwill recognized are not deductible for federal income tax purposes. The purchase price allocation is preliminary due to pending resolution of certain WildBlue tax attributes.
     The condensed consolidated financial statements include the operating results of WildBlue from the date of acquisition. Since the acquisition date, the Company recorded approximately $9.0 million in revenue and $1.7 million of operating losses with respect to the WildBlue business in the condensed consolidated statements of operations.
Unaudited Pro Forma Financial Information
     The unaudited financial information in the table below summarizes the combined results of operations for the Company and WildBlue on a pro forma basis, as though the companies had been combined as of the beginning of fiscal year 2009. The pro forma financial information is presented for informational purposes only and may not be indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of fiscal year 2009. The pro forma financial information for the three and nine month periods ended January 1, 2010 and January 2, 2009 include the business combination accounting effect on historical WildBlue revenue, elimination of the historical ViaSat revenues and related costs of revenues derived from sales of CPE to WildBlue, amortization and depreciation charges from acquired intangible and tangible assets, difference between WildBlue’s and ViaSat’s historical interest expense/interest income due to ViaSat’s new capitalization structure as a result of the acquisition, related tax effects and adjustment to shares outstanding for shares issued for the acquisition.

	Three Months Ended		Nine Months Ended
	(In thousands, except per share data)
	January 1, 2010	January 2, 2009	January 1, 2010	January 2, 2009
Total revenues	$196,779	$192,497	$605,310	$583,712

Net income attributable to ViaSat, Inc.	$4,114	$2,177	$20,014	$1,573

Basic net income per share attributable to ViaSat, Inc. common stockholders	$.11	$.06	$.55	$.04

Diluted net income per share attributable to ViaSat, Inc. common stockholders	$.11	$.06	$.53	$.04
Common stock repurchase
     On January 4, 2010, the Company repurchased 251,731 shares of ViaSat common stock from Intelsat USA Sales Corp for $8.0 million in cash.
Credit Facility
     On July 1, 2009, the Company amended and restated the Credit Facility to, among other things, increase the amount of its revolving line of credit from $85.0 million to $170.0 million and extend the maturity date of the facility until July 1, 2012. Borrowings under the amended and restated Credit Facility bear interest, at the Company’s option, at either (a) the highest of the Federal Funds rate plus 0.50%, the administrative agent’s prime rate as announced from time to time or the Eurodollar rate plus 1.00%, or (b) at the Eurodollar rate plus, in the case of each of (a) and (b), an applicable margin that is based on the ratio of the Company’s debt to EBITDA.
     On September 30, 2009, in connection with the proposed issuance of the Notes and the consummation of the acquisition of WildBlue, the Company amended the Credit Facility to, among other things, (1) permit the issuance of unsecured or secured senior indebtedness under an indenture up to an aggregate principal amount of $300 million, (2) permit the acquisition of WildBlue, (3) amend financial covenants regarding maximum leverage ratio and minimum interest coverage ratio and (4) add a new financial covenant regarding maximum senior secured leverage ratio.
     On October 6, 2009, the Company further amended the Credit Facility to increase the amount of its revolving line of credit from $170.0 million to $210.0 million.

     On March 15, 2010 the Company amended the Credit Facility to, among other things, (1) increase the aggregate amount of letters of credit that may be issued from $25.0 million to $35.0 million, (2) permit the Company to request an increase in the revolving loan commitment under the Credit Facility of up to $90.0 million, (3) increase the basket for permitted indebtedness for capital lease obligations from $10.0 million to $50.0 million, (4) increase the maximum permitted leverage ratio and senior secured leverage ratio, (5) decrease the minimum permitted interest coverage ratio, and (6) increase certain baskets under the Credit Facility for permitted investments and capital expenditures. On March 23, 2010, the Company further increased the amount of its revolving line of credit under the Credit Facility from $210.0 million to $275.0 million.
Public Offering of Common Stock
     On March 31, 2010, the Company and certain former debt and equity investors in WildBlue (the WildBlue Investors) completed the sale of an aggregate of 6,900,000 shares of ViaSat common stock in an underwritten public offering, 3,173,962 of which were sold by the Company and 3,726,038 of which were sold by such WildBlue Investors. The Company’s net proceeds from the offering were approximately $100.5 million. The shares sold by such WildBlue Investors in the offering constituted shares of ViaSat common stock issued to such WildBlue Investors in connection with the Company’s acquisition of WildBlue. The Company expects to use the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures, financing costs related to the purchase, launch and operation of ViaSat-1 or any future satellite, or other potential acquisitions. On April 1, 2010, the Company used $80.0 million of the net proceeds to repay a portion of the outstanding borrowings under the Credit Facility as of such date.